UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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USG CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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USG Corporation 550 West Adams Street Chicago, Illinois 60661 Founded in 1902

March 29, 2012

Dear Fellow Stockholder:

It is a pleasure to invite you to the 2012 USG Corporation annual meeting of stockholders. The meeting will be held at 9:00 a.m., Chicago time, on Wednesday, May 9, 2012 at our corporate headquarters located at 550 West Adams Street, Chicago, Illinois 60661-3676. The attached Notice of Annual Meeting of Stockholders and Proxy Statement discuss the items scheduled for a vote by stockholders at the meeting.

U.S. Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders over the Internet. As a result, most of our stockholders will receive in the mail a notice regarding availability of the proxy materials for the annual meeting on the Internet instead of paper copies of those materials. The notice regarding availability of proxy materials contains instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how stockholders can receive paper copies of the proxy materials, including a proxy or voting instruction form. This process should expedite stockholders’ receipt of proxy materials, lower the cost of our annual meeting and help to conserve natural resources.

It is important that your shares be represented at the annual meeting, whether or not you plan to attend the meeting. Please vote your shares over the Internet or by telephone. If you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy or voting instruction form you received. Brokers may not vote your shares on the election of directors in the absence of specific voting instructions from you.

Please vote your shares as soon as possible. This is your annual meeting, and your participation is important.

Sincerely,

James S. Metcalf

Chairman of the Board, President

and Chief Executive Officer

USG CORPORATION

550 West Adams Street

Chicago, Illinois 60661-3676

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

The 2012 USG Corporation annual meeting of stockholders will be held at our corporate headquarters located at 550 West Adams Street, Chicago, Illinois 60661-3676 on Wednesday, May 9, 2012 at 9:00 a.m., Chicago time, for the following purposes:

1. to elect three directors for a three-year term;

2. to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2012; and

3. to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Pursuant to our By-laws, any matter to be presented for consideration at the meeting must have satisfied the procedural and legal requirements referred to in the accompanying proxy statement.

Only stockholders of record at the close of business on March 12, 2012 will be entitled to vote at the annual meeting.

An admission ticket (or other proof of stock ownership) and a form of photo identification will be required for admission to the annual meeting. If your shares are registered in your name and you received your proxy materials by mail, please mark the space on your proxy form if you plan to attend the annual meeting. An admission ticket is attached to your proxy form. If your shares are registered in your name and you received or accessed your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy form or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the annual meeting. If you hold shares through a broker, bank or other nominee, you will be required to present a current statement from that institution reflecting your ownership of shares of our stock, the notice regarding the availability of proxy materials you received or the non-voting portion of the voting instruction form you received.

By order of the Board of Directors,

ELLIS A. REGENBOGEN

Vice President, Associate General Counsel

and Corporate Secretary

March 29, 2012

YOUR VOTE IS IMPORTANT

Brokers may not vote your shares on the election of directors in the absence of specific voting instructions from you. Please vote your shares promptly by using the Internet or the telephone. If you received a paper copy of a proxy or voting instruction form for the annual meeting by mail, you may submit that form by completing, signing, dating and returning it in the pre-addressed envelope provided.

USG Corporation

550 West Adams Street

Chicago, Illinois 60661-3676

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors for use at our annual meeting of stockholders to be held on Wednesday, May 9, 2012 in accordance with the accompanying notice. This proxy statement and the accompanying proxy were first made available to our stockholders on or about March 29, 2012.

Q:	What is a proxy statement?

A:	A proxy statement provides you with information related to the matters upon which you are asked to vote as a stockholder to assist you in voting your shares. We are required to make this proxy statement available to you under rules of the Securities and Exchange Commission in connection with our solicitation of your proxy.

Q:	Why did I receive a notice in the mail regarding the Internet availability of the proxy statement and related proxy materials instead of a paper copy of the proxy materials?

A.	U.S. Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders over the Internet. As a result, most of our stockholders are receiving in the mail a notice regarding the availability of proxy materials on the Internet instead of paper copies of the notice of annual meeting and proxy statement, our 2011 annual report on Form 10-K and a letter from our Chairman, President and Chief Executive Officer. All stockholders receiving the notice will be able to access the notice of annual meeting, proxy statement, annual report and letter over the Internet and to request paper copies of those documents by mail. Instructions on how to access those documents over the Internet or to request paper copies of them may be found in the notice. In addition, the notice contains instructions on how you may request to receive proxy materials in printed form by mail or through e-mail access on an ongoing basis.

Q:	Why did I not receive a notice in the mail about the Internet availability of the proxy statement and related proxy materials?

A:	Stockholders who have previously requested to receive proxy materials in paper form or through e-mail access are being provided copies of the proxy materials in the format previously requested instead of receiving the notice regarding Internet availability of the proxy materials.

Q:	How may I obtain a paper copy of the proxy statement and proxy materials?

A:	Stockholders receiving a notice regarding the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials in the notice. Stockholders receiving e-mail notification of the availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials in that e-mail. Stockholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

Q:	Who is entitled to vote at the annual meeting?

A:	All record holders of our common stock at the close of business on our record date of March 12, 2012 are entitled to vote their shares at the annual meeting. On that date, there were 105,791,985 shares of our common stock issued and outstanding and entitled to vote. Each share is entitled to one vote on each matter presented at the annual meeting. The shares of common stock are our only securities entitled to vote at the annual meeting.

Q:	How do I vote?

A:	We have both “stockholders of record,” or “registered stockholders,” and “street name” stockholders. If your shares are registered in your name with Computershare Trust Company, our transfer agent, you are a “stockholder of record” or “registered stockholder.” You are a “stockholder of record,” for example, if you hold a certificate for your shares. If your shares are held in the name of a broker, bank or other nominee, you are a “street name” holder.

Whether you hold shares directly as a stockholder of record or as a street name holder, you may direct how your shares are voted by proxy without attending the annual meeting. There are three ways to vote by proxy:

•

By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the notice regarding Internet availability of proxy materials or the proxy or voting instruction form you received;

•

By telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the notice regarding Internet availability of proxy materials or the proxy or voting instruction form you received; or

•	By mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy or voting instruction form.

If you are a “street name” holder and you wish to vote your shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the right to vote your shares at the meeting. If you own share units through the USG Corporation Investment Plan, or Investment Plan, and you are also a stockholder of record, your proxy form will allow you to designate the manner in which you want both the shares registered in your name and the shares represented by your Investment Plan units voted at the annual meeting. If you own share units through the Investment Plan, but you do not own any shares of our common stock as a “stockholder of record,” you will be able to designate the manner in which you want the shares represented by those share units voted at the annual meeting by voting over the Internet, by telephone or by signing, dating and returning the proxy voting form you receive from Broadridge Financial Solutions, or Broadridge.

The Northern Trust Company, as trustee of the Investment Plan, or the Trustee, held 401,897 shares of our common stock on the record date. Only the Trustee, as of the record date, can vote the shares held by the Investment Plan. However, the Investment Plan provides that Investment Plan participants are entitled to instruct the Trustee how the shares allocated to their accounts under the Investment Plan are to be voted. The Investment Plan also provides that unallocated shares and shares for which no instructions are received by the Trustee will be voted by the Trustee in the same proportion as those shares for which instructions are received, unless otherwise required by law. Thus, Investment Plan participants will be exercising power and control as a named fiduciary of the Investment Plan not only over the shares allocated to their own accounts, but also over a portion of the undirected shares. By submitting voting instructions over the Internet, by telephone or by signing and returning the proxy voting form accompanying this proxy statement, an Investment Plan participant will be directing the Trustee to vote the shares allocated to his or her account under the Investment Plan, in person or by proxy, as instructed, at the annual meeting of stockholders. Investment Plan participants may revoke previously submitted voting instructions by filing with Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717, the Investment Plan proxy tabulator, either a written notice of revocation or a properly completed and signed proxy form bearing a later date.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. We are asking you to give your proxy to our Proxy Committee, comprised of our Chairman and our Corporate Secretary. In this way, you ensure that your vote will be counted even if you are unable to attend the annual meeting.

If you sign and submit your proxy or voting instruction form without giving specific instructions on how to vote your shares, in accordance with the recommendation of the Board of Directors, the Proxy Committee will vote your shares in the following manner:

•	For the election of the Board’s nominees for director; and

•	For ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2012.

Q:	What happens if other matters are presented at the annual meeting?

A:	If other matters are properly presented at the annual meeting, the Proxy Committee will have discretion to vote your shares for you on those matters in accordance with its best judgment if you have granted a proxy. However, we have not received timely notice from any stockholder of any other matter to be presented at the annual meeting.

Q:	What are my choices when voting?

A:	You may cast your vote in favor of electing one or more of the nominees for director or to withhold authority to vote for one or more of the nominees. You may cast your vote for or against, or you may abstain from voting your shares on, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2012.

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and wish to revoke it and change your vote, you may do so by (1) giving written notice to our Corporate Secretary, (2) voting in person at the annual meeting, (3) granting a subsequent proxy over the Internet or by telephone or (4) if you received your proxy materials by mail, submitting another signed proxy form with a date later than your previously delivered proxy.

Q:	What vote is required to approve each matter?

A:	Assuming a quorum is present at the annual meeting, each of the matters specified in the notice of the annual meeting requires the affirmative vote of a majority of the shares actually voted at the meeting in person or by proxy.

Q:	What constitutes a quorum?

A:	A quorum is present if a majority of the outstanding shares of our common stock is present or represented by proxy at the annual meeting. A quorum is required to conduct the annual meeting.

Q:	How are “broker non-votes” and abstentions treated?

A:	“Broker non-votes” occur when nominees, such as brokers and banks, holding shares on behalf of “street name” owners do not receive voting instructions from those owners regarding a matter and do not have discretionary authority to vote on the matter under the rules of the New York Stock Exchange. Those rules allow nominees to vote in their discretion on “routine” matters, such as the ratification of the appointment of our independent registered public accountants, even if they do not receive voting instructions from the “street name holder”. On non-routine matters, such as the election of directors, nominees cannot vote unless they receive instructions from the “street name” owner. The failure to receive such instructions as to a non-routine matter results in a broker non-vote. Broker non-votes are counted for purposes of determining whether a quorum is present at the annual meeting, but because they are not votes they will not affect the outcome of the vote on any matter presented at the annual meeting.

Abstentions are counted for purposes of determining whether a quorum is present, but they are not treated as votes cast. Accordingly, abstentions do not affect any of the matters specified in the notice of the annual meeting.

Q:	What if I receive more than one notice or e-mail regarding the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

A:

Receiving more than one notice, e-mail or paper copy means your shares are registered in two or more accounts. To vote all of your shares by proxy, please complete, sign, date and return each proxy and voting instruction form that you receive, or vote the shares in each account to which those forms relate by Internet or telephone, and vote by Internet or telephone the shares in each account for which you receive a notice or e-mail regarding Internet availability of the proxy materials and do not request and receive a proxy or voting instruction form.

Q:	Who will count the vote?

A:	A representative or representatives of Broadridge will count the votes and serve as Inspector of Election. The Inspector of Election will be present at the annual meeting.

Q:	Who pays the cost of this solicitation?

A:	USG is paying the cost of this proxy solicitation. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses they incur in forwarding proxy material to “street name” holders.

Q:	What if I have a question regarding my shares or my mailing address?

A:	If you are a registered stockholder, please contact Computershare Trust Company directly at 250 Royall Street, Canton, Massachusetts 02021. If you are a “street name” holder, please contact your broker, bank or other nominee directly.

Important Notice Regarding the Availability of the Proxy Materials for the

Stockholder Meeting to be held on

May 9, 2012

This proxy statement and our 2011 annual report on Form 10-K are available to you on the Internet at www.proxyvote.com.

PRINCIPAL STOCKHOLDERS

The following table provides information regarding the beneficial ownership of our common stock by all persons known by us to be the beneficial owner of more than 5% of our common stock on the record date. This information is based upon statements on Schedule 13D or 13G or Form 3 or 4 filed by those persons with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Berkshire Hathaway Inc. (a)	43,387,981	32.84
1440 Kiewit Plaza Omaha, Nebraska 68131
Fairfax Financial Holdings Limited (b)	15,565,930	13.59
95 Wellington Street West, Suite 800 Toronto, Ontario, Canada M5J 2N7
C & G Verwaltungs GmbH (c)	14,757,258	13.95
Am Bahnhof 7 97346 Iphofen Federal Republic of Germany

(a)	The number of shares shown as beneficially owned includes 17,072,192 shares held by National Indemnity Company, a Nebraska insurance corporation (“NICO”), which is an indirect subsidiary of Berkshire Hathaway, Inc., a Delaware corporation (“Berkshire”), and 26,315,789 shares that may be acquired upon conversion of the $300 million of our 10% contingent convertible senior notes due 2018 held by Berkshire Hathaway Life Insurance Company of Nebraska, a Nebraska corporation (“BH Nebraska”), Berkshire Hathaway Assurance Corporation, a New York corporation (“BH Assurance”), and General Re Life Corporation, a Connecticut corporation (“General Re Life”), all of which are affiliates of Berkshire, at the current conversion price of $11.40 per share. BH Nebraska is the holder of $160 million of the notes, which are currently convertible into 14,035,087 shares of our common stock, BH Assurance is the holder of $90 million of the notes, which are currently convertible into 7,894,737 shares of our common stock, and General Re Life is the holder of $50 million of the notes, which are currently convertible into 4,385,965 shares of our common stock. Warren E. Buffett, an individual, may be deemed to control Berkshire, which controls OBH Inc., a Delaware Corporation and direct subsidiary of Berkshire that is the direct parent of NICO (“OBH”), NICO, BH Nebraska, BH Assurance and General Re Life. Mr. Buffett, Berkshire and OBH may be considered to have beneficial ownership of the shares held by NICO. Mr. Buffett, Berkshire, OBH and NICO share voting and investment power with respect to the shares held by NICO. Mr. Buffett and Berkshire may be considered to have beneficial ownership of the notes held by BH Nebraska, BH Assurance and General Re Life. NICO is the direct parent of BH Nebraska and BH Assurance, and it and OBH also may be considered to have beneficial ownership of the notes held by BH Nebraska and BH Assurance. Kolnische Ruckversicherungs-Gesellschaft AG, a company formed under the laws of Germany and an indirect subsidiary of Berkshire that is the direct parent of General Re Life (“Cologne Re”), General Reinsurance Corporation, a Delaware corporation and an indirect subsidiary of Berkshire that is the direct parent of Cologne Re (“General Reinsurance”), and General Re Corporation, a Delaware corporation and a direct subsidiary of Berkshire that is the direct parent of General Reinsurance (“General Re”), also may be considered to have beneficial ownership of the notes held by General Re Life. Each of BH Nebraska, BH Assurance and General Re Life shares voting and investment power with respect to the notes it holds. Mr. Buffett, Berkshire, NICO and OBH share voting and investment power with respect to the notes held by BH Nebraska and BH Assurance, and Mr. Buffett, Berkshire, Cologne Re, General Reinsurance and General Re share voting and investment power with respect to the notes held by General Re Life.

(b)

The number of shares shown as beneficially owned includes 8,771,930 shares that may be acquired upon conversion of the $100 million of our 10% contingent convertible senior notes due 2018 held by affiliates of Fairfax Financial Holdings Limited, a Canadian Corporation (“Fairfax”), at the current conversion price of $11.40 per share. Fairfax, V. Prem Watsa, an individual, 1109519 Ontario Limited, an Ontario, Canada corporation, The Sixty Two Investment Company Limited, a British Columbia, Canada corporation, and 810679 Ontario Limited, an Ontario, Canada corporation, have shared voting and dispositive power with respect to all of the reported shares. Odyssey America Reinsurance Corporation, a Connecticut corporation, has shared voting and dispositive power with respect to 6,536,144 of the reported shares.

(c)	C & G Verwaltungs GmbH, a limited liability company organized under the laws of the Federal Republic of Germany (“C&G”), is an indirect subsidiary of Gebr. Knauf Verwaltungsgesellschaft KG, a limited partnership organized under the laws of the Federal Republic of Germany (“Gebr. Knauf”) controlled by members of the Knauf family. Hans Peter Ingenillem and Martin Stürmer are the general managers of C&G, and Mr. Ingenillem and Manfred Grundke are the general partners of Gebr. Knauf. C&G and Gebr. Knauf both report that they have sole voting and dispositive power with respect to all of the reported shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently consists of 10 directors divided into three classes, with each class elected for a three-year term. Three nominees comprise the class of directors to be elected at the annual meeting. The other two classes will be elected in 2013 and 2014.

The three candidates nominated by the Board for election as directors at the annual meeting are identified below. If any of those nominees becomes unavailable prior to the annual meeting, the Board will reduce the size of the Board to eliminate that position, nominate a candidate in place of the unavailable nominee, in which case all shares represented by proxies received by the Board will be voted for election of the substitute nominee, unless authority to vote for all candidates nominated by the Board is withheld, or leave the position vacant until a later date.

Director Independence

The listing standards of the New York Stock Exchange, or NYSE, require that a majority of our directors and all members of our Audit, Compensation and Organization and Governance Committees be independent. Our Corporate Governance Guidelines provide that, as a matter of policy, at least 80% of our directors should be independent in accordance with the NYSE listing standards and our By-laws and Corporate Governance Guidelines.

Under the NYSE listing standards, a director is considered independent only if the Board “affirmatively determines that the director has no material relationship with . . . [us] (either directly or as a partner, stockholder or officer of an organization that has a relationship with . . . [us]).” A director is not independent if the director does not meet certain standards specifically set out in the NYSE listing standards.

The independence standards in our Corporate Governance Guidelines provide that if a director (or any entity of which he or she is a director, officer or holder of 10% or more of the outstanding ownership interest) and we have any relationship that accounts for more than 1% of our or the other entity’s annual revenue and/or expenses, or a 5% ownership interest by one in the other, that director will not be independent. Members of legal, accounting or auditing firms providing services to us are also not independent under our By-laws.

Using the standards for determining the independence of its members described above, and based upon information provided by each of our directors and the recommendation of the Governance Committee of our Board of Directors, the Board has determined that each of our directors, except Mr. Metcalf, our Chairman, President and Chief Executive Officer, is independent as defined by the NYSE listing standards and our By-laws and Corporate Governance Guidelines.

In making this determination, the Board considered the following transactions, relationships and arrangements involving the directors identified below that are not otherwise required to be disclosed in this proxy statement under the Securities and Exchange Commission’s rules:

•	W. Douglas Ford is a director of a corporation from which we purchase materials used in our manufacturing processes;

•	William H. Hernandez is a director of a corporation from which we purchase communication equipment;

•	Brian A. Kenney is an executive officer and a director of a corporation from which we lease railcars;

•	Richard P. Lavin is an executive officer of a corporation from which we lease and purchase plant equipment and obtain warranty services on plant equipment; and

•	Steven F. Leer is a director of a corporation from which we purchase rail transportation services and serves on the board of the National Association of Manufacturers with Mr. Metcalf.

Lead Director

Our Corporate Governance Guidelines were revised in 2011 to create the position of lead independent director, or Lead Director. The Lead Director will be designated annually by and from the Board’s independent directors, with the expectation of the Board that the Lead Director will be re-appointed for multiple, consecutive one-year terms. Steven F. Leer was designated as Lead Director effective as of January 1, 2012.

Director Nominees and Directors Continuing in Office

Set forth below is information regarding the nominees for election as directors and information regarding the directors in each class continuing in office after the annual meeting. Marvin E. Lesser, who has been a director since May 1993, will retire from the Board at the annual meeting in accordance with our director retirement guidelines.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

FOR A THREE-YEAR TERM TO EXPIRE IN 2015

The Board of Directors recommends a vote FOR the election of each of the nominees for director.

JOSE ARMARIO, 52, has been Executive Vice President of Global Supply Chain, Real Estate Development and Franchising of McDonald’s Corporation since August 2011. He served as Group President, McDonald’s Canada and Latin America of McDonald’s Corporation from February 2008 to August 2011. He became President, Latin America of McDonald’s Corporation in 2003. Mr. Armario is a director of the International Advisory Board and President’s Council of the University of Miami. He also is a director of The Chicago Council of Global Affairs. Mr. Armario has been a director since January 2007. He is a member of the Board’s Audit and Compensation and Organization Committees.

W. DOUGLAS FORD, 68, retired as Chief Executive, Refining & Marketing, of BP Amoco p.l.c. and Managing Director of BP p.l.c. in 2002. He is a director of Air Products and Chemicals, Inc. and Suncor Energy Inc. He also is a Trustee of the University of Notre Dame. Mr. Ford has been a director since November 1996. He is Chair of the Board’s Governance Committee and a member of its Compensation and Organization Committee.

WILLIAM H. HERNANDEZ, 63, retired as Senior Vice President, Finance and Chief Financial Officer of PPG Industries, Inc. in 2009 after having served in that position for more than the past five years. He is a director of Eastman Kodak Company, Black Box Corporation and Albermarle Corporation. Mr. Hernandez has been a director since September 2009. He is Chair of the Board’s Audit Committee and is a member of the Board’s Finance and Governance Committees.

Directors Continuing in Office (Terms Expiring in 2013)

LAWRENCE M. CRUTCHER, 69, was a member of the Board of Advisors of Veronis Suhler Stevenson, a private equity and structured capital fund manager, for more than five years before his retirement from that position in 2011. Mr. Crutcher has been a director since May 1993. He is Chair of the Board’s Finance Committee and is a member of its Governance Committee.

STEVEN F. LEER, 59, has been Chairman and Chief Executive Officer of Arch Coal, Inc., a coal producing company, since April 2006. Mr. Leer is a director of Norfolk Southern Corporation, the Western Business Roundtable and the Mineral Information Institute. He also is a director and past Chairman of the Center for

Energy and Economic Development, the National Coal Council and the National Mining Association. He is a delegate to the Coal Industry Advisory Board of the International Energy Agency in Paris, a director of the Greater St. Louis Area Boy Scouts of America and a member of the boards of the National Association of Manufacturers, the Business Roundtable, Washington University and University of the Pacific. Mr. Leer has been a director since June 2005. He is the Board’s Lead Director, Chair of its Compensation and Organization Committee and a member of its Governance Committee.

BRIAN A. KENNEY, 52, is Chairman, President and Chief Executive Officer of GATX Corporation. Mr. Kenney was elected Chairman of the Board of GATX Corporation in October 2005 after having been elected Chief Executive Officer in April 2005 and President in October 2004. Mr. Kenney serves on the Board of Trustees of the Shedd Aquarium in Chicago and the Advisory Board for the Kellogg Institute of International Studies at the University of Notre Dame. Mr. Kenney has been a director since February 2011. He is a member of the Board’s Audit and Finance Committees.

Directors Continuing in Office (Terms Expiring in 2014)

GRETCHEN R. HAGGERTY, 56, has been Executive Vice President and Chief Financial Officer of United States Steel Corporation for more than the past five years. Ms. Haggerty is a director of the Strategic Investment Fund and the Pennsylvania Business Council. Ms. Haggerty has been a director since May 2011. She is a member of the Board’s Audit and Finance Committees.

RICHARD P. LAVIN, 59, has been Group President of Caterpillar Inc. since 2007. He has responsibility for that company’s Earthmoving, Excavation and Building Construction Products Divisions, European and South American Manufacturing Operations Division, Caterpillar Japan Ltd. and Growth Markets. Prior to becoming Group President, Mr. Lavin served Caterpillar Inc. as Vice President, Asia Pacific Manufacturing Operations and Chairman of Shin Caterpillar Mitsubishi Ltd. Mr. Lavin has been a director since November 2009. He is a member of the Board’s Compensation and Organization and Finance Committees.

JAMES S. METCALF, 54, is our Chairman, President and Chief Executive Officer. He was elected Chairman effective December 1, 2011. He has served as our Chief Executive Officer and President since January 2011 and was our President and Chief Operating Officer from January 2006 until becoming Chief Executive Officer. He is a director of Molex Incorporated and the National Association of Manufacturers. Mr. Metcalf has been a director since May 2008.

As evidenced by the director biographical information provided above, our directors have significant experience in chief executive or other senior level operating, financial, private investment and/or investment management positions. Four of our directors have been a director and/or senior executive of USG for more than 15 years and two more have been directors for more than five years. As a result of their tenure, these directors have extensive familiarity with us and our industry, which provides them with a longer-term perspective to advise regarding strategic, operational and financial issues associated with the cyclicality of our business. Messrs. Hernandez and Lavin, who joined our Board in 2009, and Mr. Kenney and Ms. Haggerty, who joined our Board in 2011, have many years experience in cyclical businesses that we believe will assist the Board in management’s development and implementation of our growth strategies.

Six of our 10 directors also serve as a director of other public companies, which provides them with diverse experiences that can enhance their contribution to our Board governance practices. Also, Messrs. Armario and Hernandez, who are of Hispanic descent, and Ms. Haggerty provide ethnic and gender diversity to our Board that supports our commitment to diversity as a core value in our efforts to attract and retain a diverse workforce as well as to enhance our relationship with an increasingly diverse customer base.

Specific experience, qualifications, attributes and skills of our current directors considered by the Governance Committee as part of its review of our Board’s membership and in connection with its nomination of the candidates for election to the Board at this meeting include the following:

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Mr. Armario — more than five years’ service as a director and extensive consumer products marketing, branding, supply chain and Latin American markets expertise gained in his roles at McDonald’s Corporation;

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Mr. Crutcher — almost 19 years as a director, Board leadership as chair of the Finance Committee and former chair of the Governance Committee and a private equity investor’s perspective regarding capital allocation, capital markets strategy, balance sheet management and cost control;

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Mr. Ford — more than 15 years as a director, Board leadership as chair of the Governance Committee and former chair of the Corporate Affairs Committee, corporate governance insights from his service as a director of two other public companies and his professional background in operations and the energy industry, which he applies to assist management in the development of its plant operating efficiency and sustainability programs;

•	Ms. Haggerty — more than eight years as chief financial officer of United States Steel Corporation, as well as her substantial international and cyclical business experience;

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Mr. Hernandez — more than 16 years as chief financial officer of PPG Industries, Inc., substantial experience as a director, Board leadership as Chair of the Audit Committee and insights as a director and chair of the audit committee of another public company;

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Mr. Kenney — more than six years as Chairman, President and Chief Executive Officer of GATX Corporation, extensive finance and international investment experience, corporate governance insights from his service at GATX Corporation and the similarity of the cyclical nature of our business and GATX Corporation’s business, which provides Mr. Kenney with an understanding of the challenges recent economic conditions present for our businesses;

•

Mr. Lavin — management oversight of Caterpillar Inc.’s largest operating division and that company’s operations in China, India, Japan and the Asia-Pacific region, as well as his diverse legal and human resources background;

•

Mr. Leer — over six years as a director, Board leadership as Lead Director and chair of the Compensation and Organization Committee, corporate governance insights from his service as Chairman and Chief Executive Officer of Arch Coal, Inc. and as a director of another public company and particular insights regarding business conditions and developments in the United States from his service on the boards of the National Association of Manufacturers and the Business Roundtable; and

•

Mr. Metcalf — service as our Chairman, President and Chief Executive Officer, and previously as our President and Chief Operating Officer for five years, and as an executive officer for more than 11 of his almost 31 years with USG, with direct management responsibility during his career for our North American Gypsum, Building Products Distribution and Worldwide Ceilings businesses, governance insights from his service as a director of another public company and particular insights regarding business conditions and developments in the United States from his service on the board of the National Association of Manufacturers.

Additionally, the Governance Committee considered the qualities for directors set out in our Corporate Governance Guidelines and the cooperative manner in which the directors interact and conduct the Board’s deliberations.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board held six meetings, and its committees held a total of 21 meetings, during 2011. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served.

Two executive sessions of the Board are required to be held annually by our Corporate Governance Guidelines. One executive session was held in February 2011 and conducted by the Chair of the Compensation and Organization Committee to review the performance of Messrs. Foote and Metcalf in 2010 and to consider their compensation for 2011. A second session was held in November 2011 and conducted by the Chair of the Governance Committee primarily to review the results of the Board’s self evaluation process. Unscheduled executive sessions may be held at the request of one or more directors. The directors attending those executive sessions select a presiding director for them. During 2011, additional executive sessions were held in July and September to discuss board leadership and related issues.

Board Leadership

Mr. Metcalf is Chairman of the Board, President and Chief Executive Officer. He has been our Chief Executive Officer since January 1, 2011 and became Chairman of the Board on December 1, 2011 upon the retirement of William C. Foote. Mr. Foote served as Chairman and Chief Executive Officer prior to January 1, 2011. Our Corporate Governance Guidelines provide that it is the Board’s policy that the matter of whether the Chairman and Chief Executive Officer positions should be separate is one to be considered when a new Chief Executive Officer is selected, unless the Board believes consideration of the matter is warranted at another time based on then-existing circumstances. The Governance Committee and the Board discussed board leadership alternatives on a number of occasions during 2011 before deciding to recombine the Chairman and Chief Executive Officer roles.

As a result of Mr. Metcalf’s long tenure at USG, including five years as President and Chief Operating Officer, the Board believes he is uniquely qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, strategic issues. The Board also believes that Mr. Metcalf’s serving as both Chairman and Chief Executive Officer is appropriate taking into consideration the size and nature of our businesses, Mr. Metcalf’s established working relationship and open communication with our independent directors, the significant board-level experience of our independent directors as a whole, the strong independent leadership and accountability to stockholders provided by more than 80% of our directors being independent, the independent leadership provided by our Committee chairs and our Board culture in which Mr. Metcalf and the other directors are able to debate different points of view and reach consensus in an efficient manner.

In deciding that a combined Chairman and Chief Executive Officer position is the appropriate leadership structure for the Company at this time, the Governance Committee and Board also recognized the benefit of independent leadership to enhance the effectiveness of the Board’s oversight role and communications between the Board and Mr. Metcalf. Accordingly, in November 2011, our Corporate Governance Guidelines were revised to provide that in the event the Chairman and Chief Executive Officer positions are held by one person, our independent directors may designate a Lead Director from among the independent directors. The designation of the Lead Director is to be made annually, although with the expectation of the Board that the Lead Director will be re-appointed for multiple, consecutive one-year terms. Steven F. Leer was designated as the first Lead Director effective as of January 1, 2012. The responsibilities of the Lead Director include:

•	consulting with the Chairman and Chief Executive Officer regarding the schedule of Board and Committee meetings;

•	providing the Chairman and Chief Executive Officer with input regarding the agendas and materials for Board meetings;

•	presiding at executive sessions of the independent directors, except as otherwise provided in our Corporate Governance Guidelines;

•	serving as an adviser to the Chairman and Chief Executive Officer regarding his concerns and those of the independent directors;

•	serving as a liaison and supplemental channel of communication between the Chairman and Chief Executive Officer and the independent directors; and

•	consulting and communicating with major stockholders, as requested by the Chairman and Chief Executive Officer.

Committees of the Board of Directors

The Board has four standing committees. They are the

•	Audit Committee,

•	Compensation and Organization Committee,

•	Finance Committee, and

•	Governance Committee.

Each committee has a charter that requires its members to be “independent” as defined in the New York Stock Exchange listing standards and our By-laws and Corporate Governance Guidelines. The following table indicates the current members of each Board committee.

Name	Audit	Compensation and Organization	Finance	Governance
Jose Armario	x	x
Lawrence M. Crutcher			x*	x
W. Douglas Ford		x		x*
Gretchen R. Haggerty	x		x
William H. Hernandez	x*		x	x
Brian A. Kenney	x		x
Richard P. Lavin		x	x
Steven F. Leer		x*		x
Marvin E. Lesser	x	x

*	Chair

Audit Committee

The Audit Committee’s responsibilities include

•

assisting the Board in monitoring the integrity of our financial statements, our compliance with financial reporting and related legal and statutory requirements and the independence and performance of our internal and external auditors, and

•

selecting and employing a firm of independent registered public accountants to audit our financial statements and internal control over financial reporting each year, which firm is ultimately accountable to the Audit Committee and the Board.

The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Board has also determined that each member of the Audit Committee is independent as defined by the applicable New York Stock Exchange and Securities and Exchange Commission rules. The Audit Committee met seven times during 2011.

Compensation and Organization Committee

The Compensation and Organization Committee’s responsibilities include

•	reviewing and making recommendations to the Board regarding management organization, succession and development programs, and the election of Corporation officers,

•	reviewing and approving, or recommending for approval, officers’ salaries, incentive compensation and bonus awards,

•	making, itself or through a subcommittee, the decisions required by a committee of the Board under all equity compensation plans we have adopted, and

•	reporting to the Board changes in salary ranges for all major position categories and changes in our retirement, group insurance, investment, management incentive compensation and other benefit plans.

The Compensation and Organization Committee met four times during 2011.

Finance Committee

The Finance Committee’s responsibilities include

•

providing review and oversight of, and making recommendations to the Board regarding, financing requirements and programs, operating and capital expenditures budgets, relationships and communications with banks, other lenders and creditors and stockholders, dividend policy and acquisitions, divestitures and significant transactions affecting our capital structure and ownership,

•

reporting to the Board periodically regarding the funding and investment performance of our qualified retirement plans and authorizing necessary or desirable changes in actuarial assumptions for funding those retirement plans, and

•	considering any other matters as may periodically be referred to the Committee by the Board.

The Finance Committee met five times during 2011.

Governance Committee

The Governance Committee’s responsibilities include

•	making recommendations to the Board concerning the size and composition of the Board and its committees,

•	recommending nominees for election or reelection as directors,

•	considering other matters pertaining to Board membership, such as the compensation of non-employee directors, and

•	evaluating Board performance and assessing the adequacy of, and compliance with, our Corporate Governance Guidelines and Code of Business Conduct.

The Governance Committee met five times during 2011.

Stockholder Nominee Recommendations and Criteria for Board Membership

The Governance Committee considers director nominee recommendations submitted by our stockholders. Director nominee recommendations from stockholders must be in writing and include a brief account of the nominee’s business experience during the past five years, including principal occupations and employment during that period and the name and principal business of any corporation or organization of which the nominee is a director. Stockholder director nominee recommendations should be sent to the Governance Committee, USG Board of Directors, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676. Recommendations may be submitted at any time, but will not be considered by the Governance Committee in connection with an annual meeting unless received on or before the date prior to the annual meeting determined as provided in our By-laws. The director nominee recommendation submission deadline for the 2013 annual meeting of stockholders is described under “Deadline for Stockholder Proposals” on page 54 of this proxy statement.

Our process for reviewing and selecting new director nominees involves seeking out a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, USG and our stockholders. Desired qualities for our directors, including those recommended for nomination by our stockholders, are described in our Corporate Governance Guidelines and on our website www.usg.com. Those qualities include high-level leadership experience in business activities, ability and willingness to contribute special competencies to Board activities and personal attributes such as integrity, willingness to apply sound and independent business judgment and assume broad fiduciary responsibility and awareness of a director’s vital contribution to our corporate image. Additional search criteria may be determined by the Governance Committee. We do not have a formal policy with regard to the consideration of diversity in identifying directors. Our Corporate Governance Guidelines provide that candidates for Board membership will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. When seeking new director candidates, the Governance Committee considers the subject matter expertise and geographic experience of existing Board members to determine whether a candidate with a particular expertise or experience set would be desirable. The Committee seeks to have a mix of directors with experience in one or more areas relevant to our businesses, including operations, manufacturing, marketing, finance, technology and innovation and international, as well as experience with cyclical businesses. Depending on current Board membership, it may also decide to seek a qualified candidate who is female or adds to the ethnic diversity of the Board.

Generally, to fill a vacancy or to add an additional director, the Governance Committee retains an executive search firm to assist in identifying and recruiting appropriate candidates. Any director candidate selected by this process or as a result of a stockholder recommendation is expected to meet with a number of directors, including the Chair of the Governance Committee, prior to any decision to nominate the candidate for election to the Board.

Communications with Directors

Stockholders and other interested parties may send communications to our directors as a group or individually by addressing them to the director or directors at USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, IL 60661-3676. Stockholder communications will be reviewed by the Corporate Secretary for relevance to our business and then forwarded to the intended director(s), if appropriate. Stockholders may meet directors before or after the annual meeting. As a matter of policy, all directors are expected to attend the annual meeting. All of our directors except one attended the 2011 annual meeting.

Risk Oversight

The NYSE Listing requirements provide that our Audit Committee must discuss our guidelines and policies that govern the process by which we assess and manage our exposure to risk. Consistent with this requirement, the Audit Committee’s charter provides that the Committee’s responsibilities include discussing our risk assessment and risk management policies. This discussion takes place at least once each year as part of our review of our enterprise risk management (ERM) program. That review includes discussion of management delegations of responsibility for the principal financial, governance, legal and operational risk exposures identified as part of our ERM program and delegations of responsibility for oversight of those risks to Board committees and/or the full Board. The Board committees consider risks related to matters within the scope of their responsibilities as part of their regular meeting agendas, and the committee chairs report to the full Board regarding matters considered by their committees following each committee meeting. Management also formally reviews strategic risks with the full Board at least once each year, typically as part of our strategic planning review with the Board. The Board also reviews individual risks as they relate to specific issues presented to the Board throughout the year.

In early 2012 management updated and reviewed with the Compensation and Organization Committee a risk assessment of our compensation policies and practices for all employees, including our executive officers. As part of its assessment, management reviewed our compensation programs for certain design features that commentators have identified as having the potential to encourage excessive risk-taking, including

•	too much focus on equity awards,

•	total compensation opportunity that is overly weighted toward annual incentives,

•	highly leveraged payout curves and uncapped payouts,

•	unreasonable goals or thresholds, and

•	steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

In its assessment, management noted several design features of our compensation programs that reduce the likelihood of excessive risk-taking, including

•

the program design for executive officers and other senior managers provides a balanced mix of cash and equity awards, annual and long-term incentives and operating and financial performance metrics that promote a focus on long-term performance without undue emphasis on short-term results,

•	maximum payout levels under most of our annual incentive programs are capped at 200% of target, or par,

•

our annual incentive programs provide for payouts assuming achievement of a threshold level of performance if we achieve an adjusted operating profit, rather than requiring an “all or nothing” achievement of targeted performance,

•

our annual incentive program performance targets are focused on profitability measures to mitigate the risk of employees focusing on short-term top line growth at the expense of sustained profitability,

•	the Compensation and Organization Committee has downward discretion over annual incentive program payouts,

•

the annual incentive program for our executive officers, and the agreements evidencing their equity awards for 2012 and the three prior years, allow the Board to “clawback” payments made to them under certain circumstances,

•

we use restricted stock units as well as stock options and performance shares in our long-term incentive plan because the restricted stock units retain value in a depressed market so that their holders are less likely to take unreasonable risks than they would to get or keep options “in the money”,

•	our equity awards generally are granted on an annual basis with long-term, overlapping vesting periods to motivate award holders to focus on sustained stock price appreciation, and

•

the time-based vesting of equity awards coupled with stock ownership requirements for our executive officers and other senior managers aligns the interests of the holders of those awards with the interests of our stockholders.

Based on its assessment, management concluded that our compensation programs promote value creation, do not encourage excessive risk and are not reasonably likely to have a material adverse effect on us. The Compensation and Organization Committee and its consultant concurred with that conclusion based on management’s review of its assessment with them.

Corporate Governance

Our By-laws, Corporate Governance Guidelines and Code of Business Conduct, and the charters of our Board committees, are posted on our website www.usg.com.

In January 2006, in connection with the rights offering we effected to finance a portion of the payments required by our plan of reorganization, we entered into an equity commitment agreement with Berkshire Hathaway Inc., our largest stockholder, to provide a backstop commitment with respect to the rights offering. In connection with that commitment, Berkshire Hathaway acquired 6,969,274 shares of our common stock. We also entered into a shareholder’s agreement with Berkshire Hathaway pursuant to which it agreed to vote 469,274 of those shares, an additional 3,602,918 shares it has acquired subsequent to the rights offering and certain other shares it acquires in the future on all matters submitted to our stockholders, other than approval of a stockholder rights plan, in the same proportion as shares owned by all stockholders are voted. The shareholder’s agreement also includes restrictions on Berkshire Hathaway’s ownership of our common stock and acquisition proposals it may make.

In addition, we have a stockholder rights plan that became effective in January 2007. The plan helps to protect our net operating loss carryforwards and to prevent an acquisition of control without payment of an appropriate control premium to our stockholders. Under the plan, if any person becomes the beneficial owner of 15% or more of our voting stock, stockholders other than the 15% triggering stockholder will have the right to purchase additional shares of our common stock at half the market price, thereby diluting the triggering stockholder.

The plan also provides that, during the seven-year standstill period under our shareholder’s agreement with Berkshire Hathaway, its (or certain of its affiliates) acquisition of shares of our common stock will not trigger the rights to the extent Berkshire Hathaway complies with the terms of the shareholder’s agreement and, following that seven-year standstill period, acquisitions of our common stock by any of them will not trigger the rights unless Berkshire Hathaway or its affiliates acquire beneficial ownership of more than 50% of our voting stock on a fully diluted basis.

The rights plan will expire on January 2, 2017. However, our Board of Directors has the power to accelerate or extend the expiration date of the rights. In addition, a Board committee composed solely of independent directors will review the rights plan at least once every three years to determine whether to modify the plan in light of all relevant factors. The first review was conducted in November 2009 and the next review is required by the end of 2012.

More information about, and copies of, the agreements referred to in this section and other related agreements are included in reports or statements we filed with the Securities and Exchange Commission on January 30, 2006, February 28, 2006, December 21, 2006 and December 5, 2008.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of the record date regarding beneficial ownership of our common stock by each director, each executive officer and former executive officer named in the Summary Compensation Table and all directors and executive officers as a group, including any shares held by executive officers through the Investment Plan.

Name	Common Shares Beneficially Owned, Excluding Shares Subject to Options and Restricted Stock Units (a)	Shares Subject to Vested Options and Options and Restricted Stock Units that Vest Within 60 Days	Deferred Stock Units (b)	Total Beneficial Stock and Stock Unit Holdings	Percent of Class
Jose Armario	813	0	53,166	53,979	*
Brian J. Cook	59,306	91,129	0	150,435	*
Lawrence M. Crutcher	21,175	0	7,786	28,961	*
Stanley L. Ferguson	90,703	128,749	0	219,452	*
Richard H. Fleming	167,607	168,755	0	336,362	*
William C. Foote(c)	102,031	0	0	102,031	*
W. Douglas Ford(d)	10,356	0	29,746	40,102	*
Christopher R. Griffin	48,426	66,076	0	114,502	*
Gretchen R. Haggerty	19,542	0	0	19,542	*
William H. Hernandez	15,000	0	7,786	22,786	*
Brian A. Kenney	10,488	0	0	10,488	*
Richard P. Lavin	14,486	0	0	14,486	*
Steven F. Leer	3,545	0	56,285	59,830	*
Marvin E. Lesser	18,166	0	15,040	33,206	*
James S. Metcalf	213,391	301,448	0	514,839	*

All directors and executive officers as a group (23 persons)(e)	921,108	1,103,732	169,809	2,194,648	2.05

*	Less than one percent

(a)	Unless otherwise noted, each individual or member of the group has sole voting power and investment power with respect to the shares shown in this column.

(b)

Indicates the non-voting deferred stock units credited to the account of the individual director or members of the group under current and past director compensation programs. The units increase and decrease in value in direct proportion to the market value of our common stock and are paid in cash or stock following termination of Board service.

(c)	Includes 10,000 shares held by Mr. Foote’s spouse and 1,000 shares held for the benefit of his children. Mr. Foote disclaims beneficial ownership with respect to all of those shares.

(d)	Includes 628 shares Mr. Ford holds in joint tenancy with his spouse as to which he shares voting power and investment power.

(e)	Includes 2,000 shares held by an executive officer in joint tenancy with his wife as to which the executive officer shares voting power and investment power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

Our Code of Business Conduct provides that all of our employees, including our executive officers, and our directors, must avoid “conflicts of interest” — situations where their personal interest may be inconsistent with our interest and may interfere with the employee’s or director’s objectivity in making business decisions on our behalf. A conflict of interest may exist, for example, when an employee, officer or director (or one of their family members) has a financial interest in a company with which we do business or if an employee, officer or director in a position to influence business dealings with a company (a) has a direct or indirect interest in that company that would reasonably be viewed as significant to that person and (b) the amount of business done between us and that company is significant.

All of our employees and directors are required to report conflicts of interest so that we may address the situation properly. After disclosure, some conflicts of interest can be resolved through implementing appropriate controls for our protection. Where an appropriately disclosed conflict of interest is minor and not likely to adversely impact us, we may consent to the activity. In other cases where appropriate controls are not feasible, the person involved will be requested not to enter into, or to discontinue, the relevant transaction or relationship.

All of our executive officers and other salaried employees are required to disclose actual or potential conflicts of interest in which they may be personally involved in an annual certification reviewed by our Internal Audit and Legal Departments. In addition, all of our executive officers are required to disclose actual or potential conflicts of interest by quarterly certifications. Employees who complete these certifications are also required promptly to report in writing to the Internal Audit Department any conflict of interest situations that arise during the period between certifications.

Conflict of interest situations reported by employees are addressed by our Business Ethics Committee made up of representatives from our Internal Audit, Legal and Human Resources Departments, and, where appropriate, by senior management. If the conflict of interest involves one of our executive officers, the situation will be addressed by our Board of Directors or the Audit Committee of the Board. Quarterly reports of conflicts of interest and the resolution of them are provided to our Disclosure Committee and Chief Executive Officer in accordance with our disclosure controls and procedures.

We recognize that directors may be connected with other organizations with which we have business dealings from time to time. Under our Corporate Governance Guidelines, it is the responsibility of each director to advise the Chairman of the Board and the Governance Committee of the Board, through its Chair, of any affiliation with public or privately held businesses or enterprises that may create a potential conflict of interest, potential embarrassment to us, or possible inconsistency with our policies or values. Directors are also to advise the Chairman of the Board and the Governance Committee in advance of accepting an invitation to serve on the board of another public company.

We annually solicit information from our directors in order to monitor potential conflicts of interest. In accordance with our Corporate Governance Guidelines, any actual or potential conflict of interest involving a director will be investigated by the Governance Committee, with management assistance as requested, to determine whether the affiliation or transaction reported impairs the director’s independence and whether it is likely to adversely impact us. If the Committee determines that the director’s independence would be impaired, or the affiliation or transaction would likely impact us adversely, the director would generally be asked not to enter into, or to discontinue, the reported relationship or to resign from the Board. In other circumstances, the Committee will generally determine what, if any, controls, reporting and/or monitoring procedures are appropriate for our protection as a condition for approving the reported relationship or transaction. Relationships that give rise to potential conflicts of interest are generally not considered to adversely impact us if they are not required to be disclosed pursuant to Item 404(a) of the Securities and Exchange Commission’s Regulation S-K because

•	the amount involved in the transaction is less than $120,000,

•	the director’s only relationship to the other party involved in the transaction is as a director,

•	the director’s interest arises solely from the ownership of our stock and all holders of our stock received the same benefit on a pro rata basis,

•	the transaction involves rates or charges determined by competitive bids, or

•	the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

The foregoing policies and procedures apply to transactions involving our directors and executive officers and their immediate family members required to be reported under Item 404 (a) of Regulation S-K. Pursuant to a written directive issued by our Chairman, transactions required to be reported under that Item involving holders of more than 5% of our common stock are subject to review by an officer at the level of Executive Vice President or above to determine whether they are on an arm’s-length basis.

Compensation of all of our executive officers is approved by our Compensation and Organization Committee or the Board of Directors and compensation of our directors is approved by the Board.

Issuance of Convertible Senior Notes

In November 2008, we issued $400 million aggregate principal amount of 10% Contingent Convertible Senior Notes due 2018 to affiliates of Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited. In connection with the issuance of notes, we entered into separate securities purchase agreements and registration rights agreements with Berkshire Hathaway and Fairfax. Pursuant to the securities purchase agreements, Berkshire Hathaway and Fairfax have the right, for so long as they own any notes, to participate in any of our future issuances of common stock, subject to certain exceptions. In the event we issue common stock, Berkshire Hathaway and Fairfax may each purchase up to that portion of the common stock being issued that equals their ownership percentage in our common stock prior to such issuance (assuming conversion of their notes).

Under the registration rights agreements, we granted Berkshire Hathaway and Fairfax demand and piggyback registration rights with respect to all of the notes and shares of common stock held by them and specified affiliates from time to time. The registration rights agreements entitle each of Berkshire Hathaway and Fairfax to make three demands for registration of all or part of the notes or common stock held by them and their affiliates, subject to certain conditions and exceptions. The registration rights agreements also provide that, subject to certain conditions and exceptions, if we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering of securities on a form that would permit registration of the notes or shares of common stock that are held by Berkshire Hathaway, Fairfax or the specified affiliates, then we will offer Berkshire Hathaway, Fairfax and their specified affiliates the opportunity to register all or part of their notes or shares of common stock on the terms and conditions set forth in the applicable registration rights agreement. The registration rights agreement with Berkshire Hathaway amended and restated the registration rights agreement we entered into with Berkshire Hathaway in January 2006.

The securities purchase agreements and registration rights agreements were approved by our Board of Directors. More information about, and copies of, the agreements referred to in this section and other related agreements are included in a report we filed with the Securities and Exchange Commission on November 26, 2008.

Shareholder’s Agreement with Berkshire Hathaway

In connection with the equity commitment agreement we entered into with Berkshire Hathaway in January 2006, we entered into a shareholder’s agreement with Berkshire Hathaway pursuant to which Berkshire Hathaway agreed, among other things, that for a period of seven years following completion of our rights offering, except in limited circumstances, it will not acquire additional beneficial ownership of our voting securities if, after giving effect to the acquisition, it would own more than 40% of our voting securities on a fully diluted basis. Berkshire Hathaway further agreed that, during that seven-year period, it would not solicit proxies with respect to our securities or submit a proposal or offer involving a merger, acquisition or other extraordinary transaction unless the proposal or offer is

•	requested by our Board, or

•

made to the Board on a confidential basis and is conditioned on approval by a majority of our voting securities not owned by Berkshire Hathaway and a determination by the Board as to its fairness to stockholders and, if the proposed transaction is not a tender offer for all shares of common stock or an offer for the entire company, is accompanied by an undertaking to offer to acquire all of our shares of common stock outstanding after completion of the transaction at the same price per share as was paid in the transaction.

Under the shareholder’s agreement, for the same seven-year period, we agreed to exempt Berkshire Hathaway from our existing or future stockholder rights plans to the extent that Berkshire Hathaway complies with the terms and conditions of the shareholder’s agreement. If there is a shareholder vote on a stockholder rights plan that does not contain this agreed exemption, Berkshire Hathaway may vote without restriction all the shares it holds to approve or disapprove the proposed stockholder rights plan. On all other matters, Berkshire Hathaway is required to vote certain of the shares it owns as described under “Corporate Governance” on page 14 of this proxy statement. We and Berkshire Hathaway also agreed that, after the seven-year standstill period ends, during the time that Berkshire Hathaway owns our equity securities, Berkshire Hathaway will be exempted from our stockholder rights plans, except that our stockholder rights plans may require that Berkshire Hathaway does not acquire (although it may continue to hold) beneficial ownership of more than 50% of our voting securities, on a fully diluted basis, other than pursuant to an offer to acquire all shares of our common stock that is open for at least 60 calendar days.

The equity commitment agreement and shareholder’s agreement were approved by our Board of Directors.

Transactions with Principal Stockholders

We purchase products, principally fiberglass and insulation, and services, including pipeline services, and lease equipment from subsidiaries of Berkshire Hathaway in the ordinary course of our business. The aggregate amount of those purchases and lease transactions in 2011 was approximately $17.9 million. We purchase products, principally insulation, from affiliates of Gebr. Knauf in the ordinary course of business. Those purchases aggregated approximately $14.6 million in 2011. We sold approximately $800,000 of products to affiliates of Gebr. Knauf in 2011. We are a partner with an affiliate of Gebr. Knauf in a joint venture that manufactures and markets cement-based panels primarily in Europe and the former Soviet Union. The joint venture had sales of approximately $62 million in 2011.

We and our subsidiary L&W Supply Corporation are defendants, along with many other companies that include affiliates of Gebr. Knauf, in lawsuits relating to Chinese-made wallboard installed in homes. The lawsuits claim that the Chinese-made wallboard is defective and emits sulfur gases causing, among other things, an odor and corrosion of certain metal surfaces. Most of the lawsuits also allege that the Chinese-made wallboard causes health problems. L&W sold some of the allegedly defective wallboard primarily in the Florida region in 2006. The Chinese wallboard that L&W distributed was manufactured primarily by Knauf Plasterboard (Tianjin) Co. Ltd., or KPT, and two other Chinese affiliates of Gebr. Knauf. L&W has resolved some of the customer and homeowner claims relating to allegedly defective Chinese-made wallboard sold by L&W by paying a portion of the remediation costs for the homes at issue. In 2011, L&W was reimbursed approximately $4.2 million by an affiliate of Gebr. Knauf for a portion of L&W’s costs incurred in resolving claims relating to wallboard manufactured by KPT. In addition, during 2011 L&W and Gebr. Knauf and their respective affiliates executed an agree-

ment that limits L&W’s liability for all other pending and future property damage claims relating to homes to which L&W delivered wallboard manufactured by KPT. In accordance with the terms of the agreement, an affiliate of Gebr. Knauf will fund a substantial portion of the costs of resolving the remaining property damage claims for homes covered by the agreement, and L&W’s net liability for such claims is currently estimated to be approximately $1.8 million.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

This section of the proxy statement contains information regarding our executive and director compensation programs and policies. In particular, it describes the application of our executive compensation policies to our named executive officers, who are the individuals named in the Summary Compensation Table on page 35 of this proxy statement. Our named executive officers for 2011 are the individuals who served as our Chief Executive Officer and Chief Financial Officer during that year and our four other executive officers who received the most compensation for 2011. The information is organized as follows:

•

Compensation Discussion and Analysis:    Contains a discussion of our compensation philosophy and objectives, a description of the specific types of compensation we provide to our executive officers, information regarding how our compensation policies were applied to our named executive officers for 2011 and other information that we believe may be useful to investors;

•	Executive Compensation Tables: Provides information regarding the amounts or value of various types of compensation paid to or earned by our named executive officers and related information;

•	Potential Payments upon Termination or Change in Control. Provides information regarding amounts that could become payable to our named executive officers following specified events; and

•	2011 Director Compensation Table. Contains information regarding the amounts or value of the compensation paid to our non-employee directors for 2011 and related information.

The first three parts of this section described above are intended to be read together. For background information regarding the Compensation and Organization Committee of our Board of Directors and its responsibilities, please see “Committees of the Board of Directors — Compensation and Organization Committee” on page 11 of this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

USG’s executive compensation program is designed to attract, motivate and retain talented executives with the skills required to achieve our strategic and annual operating objectives and create value for our stockholders. The program seeks to align the interests of management with those of stockholders through a combination of base salary, annual and long-term incentive compensation awards, retirement and other benefits and limited perquisites. Generally, about 70% of compensation opportunity for our executive officers as a group is variable based on achievement of earnings, annual operating and financial targets and total stockholder return.

Compensation Governance

Our executive compensation practices include governance features that support our pay for performance philosophy, including

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the Compensation and Organization Committee of our Board of Directors is comprised solely of independent directors with whom stockholders may communicate as discussed under “Communications with Directors” on page 13 of this proxy statement,

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the Compensation and Organization Committee’s consultant, Towers Watson, is retained directly by the Committee and performs no other services for us other than advising regarding broad-based benefit plans and casualty insurance programs and providing non-customized surveys regarding compensation of non-officer salaried employees (its fees for those other services provided in 2011 were approximately $138,560 out of total fees of $165,288 paid to Towers Watson for all of its 2011 services), and

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the Compensation and Organization Committee has reviewed compensation-related risk with management and Towers Watson and concurs in management’s conclusion that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us.

These governance practices are complemented by specific compensation program elements designed to align the program with stockholder interests and encourage management not to take excessive risks, including

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a requirement that we report a consolidated adjusted operating profit, as described in more detail under “Annual Incentive” beginning on page 28 of this proxy statement, before any payouts can be made under our annual Management Incentive Program, or Program,

•	a minimum EBITDA threshold that must be satisfied before any payouts can be made under the Program,

•	a limit on the payout under the Program to a maximum of two times the par, or target, incentive award,

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performance share awards that are earned based on a comparison of our total stockholder return over a three-year vesting period to the total stockholder return for the companies in the Dow Jones U.S. Construction and Materials Index, adjusted to reflect any changes in the companies included in the Index,

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compensation recoupment, or “clawback,” provisions that will allow our Board of Directors to recoup excess incentive compensation paid to an executive officer if our financial statements are restated due to fraud or intentional wrongdoing of the executive officer,

•	stock ownership guidelines for our executive officers and non-employee directors, as described on pages 31 and 50, respectively, of this proxy statement, and

•	prohibitions on our executive officers engaging in speculative transactions involving our securities, including buying or selling puts or calls and short sales.

2011 Financial Performance and Executive Compensation

Our businesses are cyclical in nature and sensitive to changes in general economic conditions, in particular conditions in the North American housing and construction-based markets. Those markets have experienced an extended downturn since 2006 and remained weak during 2011. As a result of those adverse market conditions, our net sales have declined by almost 50% since 2006. We have been adjusting our operations and taking other actions to reduce costs and improve operating efficiencies in response to market conditions. As a result of these actions and better than plan performance in some of our businesses, we have reduced our adjusted operating loss by $66 million, or 35%, since 2008. In addition, for the three-year period ended December 31, 2011, our total stockholder return was at approximately the 50th percentile of the return for companies in the Dow Jones U.S. Construction and Materials Index.

	2011	2010	2009	2008
	($ in millions)
Net sales	$3,024	$2,939	$3,235	$4,608
Adjusted operating loss*	$(122)	$(150)	$(159)	$(188)
Operating loss	$(197)	$(260)	$(185)	$(512)

*	Adjusted operating loss excludes the following: for 2011, restructuring and long-lived asset impairment charges of $75 million; for 2010, restructuring and long-lived asset impairment charges of $110 million; for 2009, restructuring and long-lived asset impairment charges of $80 million, goodwill and other intangible asset impairment charges of $43 million and litigation settlement income of $97 million; and for 2008, restructuring and long-lived asset impairment charges of $98 million and goodwill and other intangible asset impairment charges of $226 million.

Our results for 2011 reflect

•	record or near record safety, quality and customer satisfaction performance,

•	a 3% increase in net sales compared to 2010, the first time our year over year sales have increased since 2006,

•	record operating profit and the highest net sales since 2006 for our worldwide ceilings operations,

•	substantial reductions in the operating loss for our U.S. Gypsum business unit and our building products distribution segment,

•	better than target wallboard cost and improved wallboard spread performance and

•

expansion of our distribution of  1/2” Sheetrock Brand UltraLight Panels nationwide and in Canada and the successful market introduction of  5/8” Sheetrock Brand UltraLight Panels Firecode 30 and Type X as a result of our continued focus on innovation.

During 2011, we also implemented our Chairman and Chief Executive Officer succession plans. Mr. Metcalf succeeded Mr. Foote as Chief Executive Officer effective January 1, 2011 and as Chairman of the Board effective December 1, 2011.

A significant portion of compensation opportunity for our executives varies based on financial and operating performance. Actual compensation for 2011 for our named executive officers reflects the adverse market conditions in which our businesses have been operating, our financial performance for the past several years and the key compensation decisions and other factors described below.

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Base Salary — No annual merit salary increases were approved for our named executive officers in 2011 for the third consecutive year. Mr. Metcalf’s salary was increased effective January 1, 2011 in connection with his election as Chief Executive Officer.

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Annual Incentive Awards — Fifty percent of the target award under the Program is based on net earnings. No payout was made under this segment of the Program for the fourth consecutive year in 2011. The balance of the target award is based on achievement of annual operating and financial objectives. No awards are earned or payable, however, unless we report a consolidated adjusted operating profit for the year for which the award is made or one of the two succeeding years. Awards are doubled if that requirement is satisfied in the year for which the award is made and increased by 25% if it is not satisfied until the following year. In 2011, we were able to achieve, and in some cases exceed, our annual operating and financial objectives. However, we did not report a consolidated adjusted operating profit for 2011, so no awards under the Program for 2011 have yet been earned. The Program and potential payouts for 2011 are discussed in more detail beginning on page 28 of this proxy statement.

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Long-Term Incentive Awards — We valued annual equity awards made in February 2011 at levels approximately equal to the levels of the equity awards we granted in 2010 and 2008. Special equity awards were made during the year to Mr. Metcalf for retention purposes and to provide him with an additional incentive to accelerate our return to profitability. The performance of our stock during the past several years reflects the adverse conditions in our markets, particularly the weak levels of demand for gypsum wallboard. Our stock price remains significantly below the exercise price of all outstanding stock options granted during three of the last six years ended 2011. These options are “out of the money” and will not provide realizable economic benefit to their holders unless the market price of our common stock exceeds their exercise price. Additionally, all shares issued upon the vesting of restricted stock units awarded in 2006, 2007 and 2008 have a value substantially below the awards’ grant date values and all performance shares granted in 2008 and 2007, for which the three-year performance periods expired on December 31, 2010 and December 31 2009, respectively, were forfeited.

2011 Advisory Votes Related to Named Executive Officer Compensation

At our annual meeting of stockholders held in May 2011, the compensation of our named executive officers set forth in the proxy statement for that meeting was approved, on an advisory basis, by more than 87% of the votes cast by our stockholders, and the recommendation of the Board of Directors to hold an advisory vote regarding the compensation of our named executive officers every three years received the support of almost two-thirds of the votes cast by our stockholders. Taking into consideration that support, the Board determined to hold future stockholder advisory votes regarding the compensation of our named executive officers every three years until the next required vote regarding that frequency in 2017. Also taking into account the substantial stockholder support of the compensation described in the proxy statement for last year’s annual meeting, the Committee did not implement changes to our executive compensation program for 2012 as a result of the stockholder advisory vote.

Compensation Philosophy and Objectives

USG’s executive compensation philosophy is to provide a competitive total compensation package that aligns the interests of management with those of stockholders, motivates management to achieve our long-term strategic and annual operating objectives and enables us to attract and retain talented executives.

We align management’s interests with those of our stockholders by using equity-based long-term incentive awards, including awards that vest only upon the achievement of performance objectives, maintaining stock ownership guidelines and restricting hedging activity. We also align management’s interests with those of stockholders in other ways. We base annual incentive awards on our consolidated net earnings and on selected key operational and financial metrics. We condition receipt of the annual incentive awards that are based on attaining those metrics on also achieving a consolidated adjusted operating profit.

We motivate management to achieve our strategic growth and annual operating objectives through compensation programs that reward performance. Our programs are designed with the intent that generally about 70% of the targeted compensation opportunity for our executive officers as a group is variable based on achievement of earnings, annual operating and financial targets and total stockholder return. The percentage of compensation opportunity that is variable is highly dependent on the level of equity-based long-term incentive awards. The annual operating and financial targets are selected to motivate management to take actions that benefit both short-term operating and long-term strategic objectives.

We attract and retain talented managers by ensuring that compensation opportunity is competitive in relation to similar positions in similar organizations. In setting compensation opportunity for our executive officers, we use the median level of compensation opportunity for a comparator group of companies as the reference point. We generally seek to set the target compensation opportunity for an individual executive officer within a band of 75% to 125% of the median based on the executive officer’s performance, experience, skill and related factors. We also adjust compensation levels based on internal equity to appropriately reward the contributions of our executives and to facilitate succession planning objectives.

We implement our executive compensation philosophy through the following programs:

Program	Description	Participants	Objectives Achieved

ANNUAL CASH COMPENSATION
Base Salary	Annual cash compensation based on competitive market data and individual performance	All salaried employees	Reward Performance Market Competitive Compensation
Annual Management Incentive Program	Annual incentive awards based on net earnings and annual achievement of operating and financial performance objectives and conditioned on achieving a consolidated adjusted operating profit	All executive officers and approximately 255 other managers	Reward Performance Market Competitive Compensation Stockholder Alignment

LONG-TERM INCENTIVE COMPENSATION
Long-Term Incentive Plan	Equity-based incentives, including stock options, restricted stock units and/or performance shares. The awards vary based on position, individual performance, potential and competitive practice.	All executive officers and approximately 225 other managers	Stockholder Alignment Reward Performance Market Competitive Compensation Retention

BENEFITS / PERQUISITES
Retirement, Health and Welfare Benefits	Retirement and investment plans, medical, dental, vision and other welfare benefits	All employees	Market Competitive Compensation Retention
Executive Benefits and Other Perquisites	Death, disability and personal liability insurance, financial planning, company automobile and other benefits	All executive officers and certain other senior managers	Market Competitive Compensation Retention

In addition to these compensation programs, we provide two types of employment security agreements for our executive officers. Employment Agreements provide compensation if an executive officer is involuntarily terminated without cause. Change-In-Control Severance Agreements provide executive officers compensation if there is a change in control and the executive officer is either involuntarily terminated without cause or the executive leaves for “good reason,” as defined in the agreements. These agreements help us to attract and retain talented executives, protect our intellectual property, reduce the potential for employment litigation and avoid the loss of executives to our competitors and other corporations.

Committee Position on Incentives and Excessive Risk

The Compensation and Organization Committee, or Committee, of our Board of Directors believes that the design of our compensation programs, as a result of their balance between salary, short-term incentives and long-term incentives, does not encourage management to take excessive risks to maximize earnings or meet performance objectives in a single year at the expense of our long-term objectives. The Program has a mix of financial and operating objectives and includes a limitation on the amount of payments and the “clawback” feature described under “Executive Summary — Compensation Governance” beginning on page 19 of this proxy statement. Our Long-Term Incentive Plan, or Plan, uses a variety of equity compensation awards (stock options, restricted stock units and performance shares) that have extended vesting periods and provide different incentives. It also includes a “clawback” feature. Together with our stock ownership guidelines (discussed on page 31 of this proxy statement) and a prohibition on speculative transactions involving our securities, this balanced array of incentives encourages management to achieve both short-term operating and financial and long-term strategic objectives. The Committee and its consultant annually review a risk assessment of our compensation programs, and they believe that these programs do not create risks that are reasonably likely to have a material adverse effect on us.

Compensation and Organization Committee

Our executive compensation programs are overseen by the Committee. The Committee is comprised of independent directors as defined by the New York Stock Exchange’s listing standards. The current Committee members are Steven F. Leer (Chair), Jose Armario, W. Douglas Ford, Richard P. Lavin and Marvin E. Lesser. The Committee’s charter charges it with various accountabilities, including

•	to review and make recommendations to the Board of Directors with respect to management organization, succession and development programs, the election of corporate officers and their compensation,

•	to make decisions required by a committee of the Board of Directors under all stock option and restricted and deferred stock plans, and

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to approve and report to the Board of Directors changes in salary ranges for all other major position categories and changes in retirement plans, group insurance plans, investment plans or other benefit plans and management incentive compensation or bonus plans.

The Committee’s charter is reviewed at least annually. The charter can be found on our website www.usg.com.

Committee Calendar and Meetings

The Committee meets as necessary. Normally the Committee meets between four and six times a year. In 2011, the Committee held four meetings and also acted twice by unanimous written consent in lieu of a meeting. The agendas for meetings and the annual Committee calendar are developed by management in consultation with the Committee Chair. The Committee has retained a compensation consultant, and one of its representatives is usually in attendance at Committee meetings. The Committee periodically holds meetings or executive sessions to review matters with its compensation consultant without management present. The Committee also periodically holds meetings or executive sessions with neither its compensation consultant nor management present.

Management’s Role in Compensation

Our Human Resources Department is responsible for the administration of our executive compensation, benefits and related programs. The Senior Vice President, Human Resources is accountable for making proposals to the Committee for changes in compensation and benefit programs at the request of either management or the Committee. The Senior Vice President, Human Resources is also the primary management contact for the Committee Chair.

Our Chairman, President and Chief Executive Officer, Senior Vice President, Human Resources, and Director, Compensation usually attend Committee meetings to present matters for consideration by the Committee and to answer questions regarding those matters. Other executive officers and senior managers may attend meetings at the request of either management or the Committee to provide information and answer questions relevant to the Committee’s consideration of matters presented to it. Management’s consultant also attends these meetings to provide background and respond to questions.

The Chief Executive Officer recommends to the Committee any changes in compensation for executive officers (other than himself) based on his assessment of each individual’s performance, contribution to our results and potential for future contributions to our success. The Committee meets in executive session without any members of management present to review the performance and compensation of the Chief Executive Officer, to evaluate compensation proposals made by management and to make decisions with respect to those proposals.

Once each year (typically in July) management provides the Committee with an overview of all compensation and benefit plans pertaining to executive officers, including the purpose and cost of the programs and the value delivered to the participants by the programs. The Committee uses this information when evaluating subsequent compensation proposals by management and in developing its own proposals for changes to executive officer compensation.

The Chief Executive Officer and the Senior Vice President, Human Resources also lead an annual review for the Board of our management succession plans. This review provides the Committee and other Board members with information regarding the performance and potential of our management team that can be taken into account when executive compensation decisions are made.

Compensation Consultants

The Committee has retained Towers Watson as a compensation consultant to provide the Committee with an independent review of our executive compensation program. Towers Watson was selected by the Committee and works under the direction of the Committee Chair. Towers Watson’s primary role is to provide an independent analysis of competitive market data and to assist the Committee in evaluating compensation proposals made by management. The Committee has also on occasion asked Towers Watson to assist it in developing the compensation package for our Chief Executive Officer. Towers Watson’s fees for its services provided to the Committee in 2011 were $26,728.

Towers Watson provided services to management during 2011 only to advise regarding broad-based benefit plans and casualty insurance programs and to provide non-customized surveys regarding compensation of non-officer salaried employees. Its fees for those services were $138,560. The decision to engage Towers Watson for those services was made by management, which did not seek approval for them from the Committee or the Board. At the direction of the Committee Chair, Towers Watson may meet with management and/or management’s consultant to review management’s proposals prior to the Committee’s review. A representative of Towers Watson generally attends the Committee’s meetings. USG pays Towers Watson’s fees for consulting services provided to the Committee after approval of those fees by the Committee Chair.

Management also uses consultants to provide analysis and advice with respect to executive compensation programs and practices. Management’s primary advisor for compensation-related matters is Exequity, LLP. Exequity assists management in analyzing competitive market practices and benchmark data and in developing proposals for review by the Committee. It does not provide any services to USG other than executive compensation consulting.

Management also contracts with Aon Hewitt to conduct an annual competitive review of our executive compensation pay practices compared to those of a comparator group of companies. The study assists management in comparing compensation levels for our executive officers to compensation levels of the comparator group. Aon Hewitt does not assist management in formulating proposals for compensation changes for executive officers. Aon Hewitt provides other services to us related to the administration of our retirement, health and welfare benefit plans.

Setting Compensation Levels — Compensation Committee Annual Review

In February of each year, the Committee sets the level of each element of compensation for our executive officers. As part of this process, the Committee considers market competitiveness, current market conditions, performance for the prior year and internal equity.

Market Competitiveness

Since 2003, management has engaged Aon Hewitt to conduct an annual Executive Compensation Competitive Review to compare elements of compensation for our executive officers to the compensation opportunity provided for similar positions by approximately 25 industrial and/or Chicago-based companies. Each executive officer’s position, including the Chief Executive Officer’s position, is compared to positions with similar responsibilities or at an equivalent level in this comparator group in terms of base salary, annual incentive, long-term incentive and total compensation. If there is no comparable position in the comparator group, the Committee generally sets compensation opportunity for the executive officer based on internal equity.

The review provides the Committee with market information that enables it to evaluate total compensation opportunity, the mix of fixed and variable compensation elements and how total compensation is divided between the various compensation elements. The Committee uses that information to evaluate recommendations made by management with respect to compensation of our executive officers other than the Chairman, President and Chief Executive Officer and to develop its own recommendations with respect to the compensation of the Chairman, President and Chief Executive Officer.

We select our comparator companies from among those for which data is available in Aon Hewitt’s Total Compensation Measurement data base, based on their similarity to USG in terms of industry, annual revenue, complexity of operations, business cyclicality and geographic location. They are the types of companies with which we compete for talent, and the median revenue of the group approximates our annual revenues. For the 2011 study, the companies included in the comparator group were

Armstrong World Industries, Inc.	Foster Wheeler Corporation	PacTiv Corporation
Ball Corporation	Kennametal Inc.	The Sherwin-Williams Company
Boise Cascade LLC	Lennox International, Inc.	Temple-Inland Inc.
BorgWarner, Inc.	Martin Marietta Materials, Inc.	Texas Industries, Inc.
Brunswick Corporation	Masco Corporation	The Valspar Corp.
Cooper Industries, Inc.	MeadWestvaco Corporation	Vulcan Materials Company
Dover Corporation	Mueller Water Products	W.W. Grainger, Inc.
Fortune Brands, Inc.	Owens Corning Corporation

We have designed our executive compensation package to be market competitive in total. Our objective is to provide executive officers with a targeted total compensation opportunity generally within a band of 75% to 125% of the median of the comparator group for their individual positions in the case of our Chairman, President and Chief Executive Officer and our Executive Vice Presidents and for their position level for our Senior Vice Presidents and Vice Presidents.

Total compensation opportunity for each executive officer is set based on performance, experience, skill and internal equity. Executives who are new in a position may be below the median for one or more elements of compensation. To reward extraordinary accomplishments, to promote retention and succession planning objectives and/or to maintain internal equity, we may pay an element of compensation in excess of 125% of the median. In circumstances where the scope of one of our executive’s position differs significantly from the scope of responsibility of similarly titled positions in the comparator group companies, the Committee may set the targeted compensation opportunity for that executive outside the 75% to 125% of median range. The Committee is comfortable with setting one or more elements of an executive’s compensation opportunity outside this range because the Committee is primarily concerned with the competitiveness of our executive officers’ total compensation opportunity rather than the opportunity represented by any one individual element of compensation.

Total target net compensation — base salary, target annual incentive opportunity (i.e., base salary multiplied by a percentage of base salary determined by the Board of Directors for each executive officer and set forth in the Program) and the grant date value of long-term incentive awards — for each of our named executive officers for 2011 was initially set as follows:

Percentage of 2010 Median
Mr. Metcalf	107%
Mr. Fleming	112
Mr. Ferguson	127
Mr. Griffin	135
Mr. Cook	114
Mr. Foote	135

Mr. Ferguson’s targeted total compensation opportunity for 2011 was set slightly above 125% of the median as a matter of internal equity. Mr. Griffin’s targeted total compensation opportunity for 2011 was set above 125% of the median in recognition of his promotion and strong contribution during 2010. Mr. Foote’s total compensation opportunity for 2011 was targeted above 125% of the median in recognition of his long-tenured service as our Chairman and Chief Executive Officer and his significant ongoing role in assisting Mr. Metcalf in his development as our Chief Executive Officer.

Performance

The Committee assesses the performance of the Chief Executive Officer in executive session at the February Committee meeting. This assessment is the basis for the Committee’s recommendations to the Board regarding the Chief Executive Officer’s compensation. The Chief Executive Officer conducts a similar assessment of the performance of the other executive officers and summarizes the results for the Committee when making his compensation recommendations to the Committee at the February Committee meeting.

The Committee’s determination of our executive officers’ base salary adjustments, if any, and Plan awards is based on its assessment of each executive officer’s contribution to our overall financial results for the year and to the accomplishment of our annual operating and financial objectives as well as internal equity.

As discussed above, the only increase in base salary or annual incentive award opportunity for our executive officers in 2011 related to Mr. Metcalf’s promotion to Chief Executive Officer, and annual equity awards under the Plan in 2011 had grant date values comparable to the values of awards made in 2010 and 2008. Among the 2010 accomplishments considered by the Committee in making its recommendation to the Board regarding 2011 equity awards for our named executive officers were our better than target performance for our domestic and international manufacturing businesses, continued improvement in plant operating efficiencies, the successful market introduction of Sheetrock Brand UltraLight Panels and the significant improvement of our financial flexibility through the release of working capital, extension of the term of our revolving credit agreement and completion of a $350 million senior note offering.

Internal Equity

The Committee also considers the level of compensation opportunity of executive officers based on its judgment of the relative importance of the responsibilities of each executive officer position to USG and each executive officer’s contribution to corporate results. In addition, adjustments may be made to further our longstanding succession planning philosophy of preferring to develop and promote talent from within USG.

The benchmarking methodology and compensation philosophies applied by the Committee in determining the compensation of our Chief Executive Officer are the same as those applied in determining the compensation of our other executive officers. The Chief Executive Officer’s compensation has historically been significantly higher than that of our other named executive officers (other than an executive Chairman) based on our philosophy of paying market competitive compensation and reflects his broader accountability and the greater percentage of his total compensation that is performance-based. We do not set the compensation level of our executive officers as a multiple of the compensation of any other employee or group of employees.

Elements of Total Compensation

Our total compensation program consists of the following elements:

•	base salary;

•	annual incentive;

•	long-term incentive; and

•	benefits and perquisites.

Base Salary

The starting point for determining base salaries for our executive officers is the annual Aon Hewitt Executive Compensation Competitive Review. Individual salaries for our executive officers range between approximately 82% and approximately 123% of the median for the comparator group. Factors that warrant paying above the median include individual performance, as assessed by the Chief Executive Officer (or in the case of the Chief Executive Officer, and in 2011 the executive Chairman, the Committee), experience, skills, internal equity and retention considerations.

Annual Incentive

Our annual Management Incentive Program provides a variable reward opportunity based on corporate net earnings and the achievement of operating and financial objectives derived from the annual operating plan. We believe that both components of the Program satisfy the currently applicable requirements of Internal Revenue Code Section 162(m) and the regulations promulgated thereunder regarding the deductibility of “performance-based” compensation in excess of $1 million paid to any of our named executive officers and that any awards earned under those components of the Program for 2011 will be fully deductible as “performance-based” compensation. We pay annual incentive awards in the first quarter of the year following the year in which they are earned.

We designed the Program in recognition of the cyclical nature of our businesses. The Committee believes this design provides management with a strong incentive to maximize operational performance at all points of the business cycle as participants have an opportunity to earn at least a partial payout by achieving operational and/or financial targets and a consolidated adjusted operating profit even if no payout is earned for the net earnings segment. During peak years, corporate earnings may be driven in part by market conditions, but strong operational performance must be achieved to earn a maximum payout under the Program. Similarly, at the bottom of the cycle, when (as now) market conditions provide less net earnings opportunity or we incur a net loss, management still has strong incentive to optimize operational efficiency and productivity and to enhance our market leadership positions.

The target annual incentive opportunity for participants in the Program is expressed as a percentage of base salary. For 2011, the target annual incentive opportunity for executive officers ranged from 45% of base salary to 90% of base salary for the Chief Executive Officer and 125% of base salary for the executive Chairman. Our Chief Executive Officer’s percentage annual incentive opportunity was higher than the percentage opportunity for our other executive officers (other than the now retired executive Chairman) in 2011 in recognition of the broader scope of his responsibilities and impact on corporate performance, and based on market data regarding compensation of chief executive officers of the companies in our comparator group. The amount of the target annual incentive opportunity for each of our named executive officers for 2011 is indicated under the heading “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” in the 2011 Grants of Plan-Based Awards Table on page 38 of this proxy statement.

For 2011, the annual incentive award opportunity was comprised of the following segments that are designed to provide an incentive to maximize earnings and pursue operational excellence.

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Share of Net Earnings: 50% of the 2011 Program target award opportunity for our executive officers was based on a “share of the earnings” formula. We use a portion of our consolidated net earnings to fund a pool from which we pay awards to participants. Adjustments to net earnings may be made (with the Committee’s approval) for the impact of acquisitions, new accounting pronouncements and other specified matters.

We designed the share of the earnings concept to align our annual incentive awards with overall corporate results. As corporate performance (measured by consolidated net earnings) improves, more funds are allocated to the share of the earnings pool and participants receive larger awards. Similarly, if earnings decline, fewer funds are allocated to the pool, resulting in lower, or no, awards for participants.

The allocation of consolidated net earnings to the pool was based on a schedule designed so that participants could earn a par award for this segment of the Program if consolidated net earnings in the current year were equal to 103% of the average of our consolidated net earnings for the prior seven years to take account of the historical cyclicality of our business. The Committee reviews the formula for reasonableness annually. Because of the impact of the extended downturn in our business on our earnings in recent years, we have revised the formula for 2012. For 2012, a par award for this segment of the Program will be earned if our consolidated net earnings are $50 million, and no award for this segment of the Program will be earned if our consolidated net earnings are less than $10 million.

No award under the share of the earnings portion of the Program is earned if we do not report consolidated net earnings for the year. For 2011, we reported a consolidated net loss, and participants received no award for this segment of the Program.

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Focus Targets: 50% of the 2011 Program target award opportunity for our executive officers was based on the achievement of annual operating and financial objectives, called focus targets. These targets are derived from our annual planning process and are measurable and verifiable. We use broad, high impact measures such as business unit and corporate profitability, gross margin and working capital that are designed to promote a balanced performance between operational and long-term growth objectives, to incentivize executives and to reward key achievements that contribute to our profitability even if our net earnings performance does not merit a payout under the share of the earnings segment of the Program. The payout can range from zero to 200%. Payouts under the 2011 Program will not be made until we report a consolidated adjusted operating profit for a full calendar year. Those payouts would have been doubled if we had reported a consolidated adjusted operating profit for 2011. They will increase by 25% if we report a consolidated adjusted operating profit for 2012. No payouts will be made if we do not report a consolidated adjusted operating profit for 2012 or 2013.

The Committee approves the focus target measures and minimum, par and maximum performance levels for each measure early in the year. In February of the following year, the Committee reviews the prior year’s performance, including the degree of achievement of each of the focus targets and the computation of the share of the earnings formula.

Our key objectives for 2011 included improving efficiency and profitability and reducing costs. The focus targets for our named executive officers for 2011 were chosen to support these objectives. We believe the focus on these targets was effective, as during 2011 we increased our net sales and U.S. wallboard spread, refocused our distribution business and significantly reduced its operating loss, achieved record operating results in our ceilings business, achieved better than plan performance in our International operations and took other actions to improve operating efficiency and reduce working capital. These achievements contributed to the performance in relation to the 2011 focus targets for our named executive officers reflected in the table below, which also sets forth other information regarding those 2011 targets.

Measure	Minimum	Target	Maximum	2011 Performance % of Target	Potential Payout % of Par(1)
Building Systems Adjusted Operating Profit (Loss) ($ in millions)(2)	$(31)	$(15.5)	$0	(9.4)%	0%
L&W Supply Adjusted Operating Profit (Loss) ($ in millions)(2)	$(61.2)	$(41.2)	$0	57.7	56
International Adjusted Operating Profit ($ in millions)(2)	$26	$41	$56	123.2	163
Adjusted EBITDA ($ in millions)(2)	$57	$97	$137	49.1	0
Working Capital (% of Net Sales)	16.3%	14.8%	13.3%	102.7	127
U.S. Wallboard Spread		(3)		87.6	89

(1)	Based on our reporting a consolidated adjusted operating profit for 2012. If we report a consolidated adjusted operating profit for 2013, but not 2012, the potential payout percentages will be reduced by 20%. No payouts will be made if we do not report a consolidated adjusted operating profit for 2012 or 2013.

(2)	Adjusted to eliminate the effect of non-cash charges, such as asset impairments, and restructuring charges and, in the case of Adjusted EBITDA, management incentive, profit sharing and bonus plans.

(3)	We do not publicly disclose wallboard spread because that information constitutes confidential commercial or financial information, the disclosure of which would cause us competitive harm.

For 2011, each named executive officer was assigned the following focus targets with the weightings indicated:

	Building Systems Adjusted Operating Profit (Loss)	L&W Supply Adjusted Operating Profit (Loss)	International Adjusted Operating Profit	Adjusted EBITDA	Working Capital	U.S. Wallboard Spread
Mr. Metcalf	10%	10%	10%	10%	10%
Mr. Fleming	10%	10%	10%	10%	10%
Mr. Ferguson	10%	10%	10%	10%	10%
Mr. Griffin	20%		10%	10%		10%
Mr. Cook	10%	10%	10%	10%	10%
Mr. Foote	10%	10%	10%	10%	10%

For 2011, achievement for the focus target segment of the Program resulted in potential payouts of approximately 42% of par for our named executive officers and 45% of par for all other executive officers if we report a consolidated adjusted operating profit for 2012 and 34% of par for our named executive officers and 37% of par for all other executive officers if we do not report a consolidated adjusted operating profit until 2013. On an individual basis, the potential payouts range from approximately 32% to 43% of par for our named executive officers and 38% to 58% of par for all of our other executive officers if we report a consolidated operating profit for 2012. Since there was no payout under the share of earnings segment of the Program, those ranges represent the total potential payouts for our executive officers as a group for the 2011 Program.

Over the seven years ended 2010, the total payout under our annual Management Incentive Program for executive officers has varied from 42% to 142% of par, and has averaged approximately 76% of par.

Long-Term Incentive

The purpose of our equity-based Long-Term Incentive Plan is to align the interests of management with those of our stockholders, drive earnings and provide a competitive compensation opportunity that enables us to attract and retain talented managers. The Plan provides for the use of stock options, stock appreciation rights, restricted stock, restricted stock units, or RSUs, performance shares, performance units and other stock and cash awards.

As discussed above, at their regularly scheduled meetings in February 2011, the Committee and Board approved annual awards under the Plan for 2011. For executive officers:

•

37.5% of the grant date value of the total award was provided in the form of non-qualified stock options. We used stock options to align management and stockholder interests by providing an opportunity for management to achieve meaningful levels of stock ownership, to create a strong incentive for management to grow our business and to provide the opportunity for competitive compensation based on long-term stock price appreciation. The options generally vest at a rate of 25% per year, and the exercise price of the options is the closing price of our common stock on the New York Stock Exchange on the date the option grants were approved by the Board.

•

37.5% of the grant date value of the total award was provided in the form of RSUs.    The RSUs generally vest at a rate of 25% per year. We used RSUs for the same reasons we used stock options and to promote retention. At grant, the value of the RSUs is equal to our stock price. Their value will increase if our stock price increases during the vesting period, which provides an incentive for management to maximize shareholder return. Because they also have value even if the stock price does not increase or if it decreases, they promote retention throughout the business cycle.

•

The remaining 25% of the grant date value of the total award was provided in the form of performance shares. The actual number of shares of common stock to be issued can range from zero to 200% of the number of performance shares awarded, based on a comparison of our total stockholder return over the three-year vesting period ending December 31, 2013 to the total stockholder return for the companies in the Dow Jones U.S. Construction and Materials Index. Adjustments may be made to the Index to reflect changes in the companies included in the Index during the vesting period. We use this Index because it is comprised of companies that participate in similar markets as our operating businesses and, therefore, provides an appropriate benchmark to measure the relative performance of our stock. We also use this Index in the performance graph included in our annual report on Form 10-K. We used performance shares, and total stockholder return as the measure to determine the number of shares that vest, to motivate management to achieve our long-term objectives. The vesting schedule for our performance shares is as follows:

Total USG Stockholder Return Relative to Index	Percent of Award Earned(1)
Below 35th percentile	0%
35th percentile	35
50th percentile	100
75th percentile	150
90th percentile or above	200

(1)	Straight-line interpolation is used to determine values between vesting tiers.

During 2011, the Committee and Board also approved special RSU awards to Mr. Metcalf for retention purposes and to provide him with an additional incentive to accelerate our return to profitability. The retention award will vest four years from the date of grant and the profitability-related award will vest upon our reporting consolidated net earnings for a year prior to 2015.

Stock Ownership Guidelines

We have stock ownership guidelines for our executive officers and other senior managers. Participants are expected to own at a minimum the lesser of their salary multiple or the fixed number of shares set forth below.

Participant	Minimum No. of Shares	Multiple of Base Salary
Chairman, President and Chief Executive Officer	100,000	5X
Executive Vice President	35,000	4X
Senior Vice President	15,000	3X
Vice President	10,000	2X
Director/Subsidiary VP	3,500	1X

The guidelines were set at these levels to ensure management owns meaningful levels of stock, taking into account competitive market practice. We expect all participants to reach at least the minimum level of ownership for their position level by the later of April 2012 and five years after their appointment to that position. Shares owned, performance shares that have vested and unvested restricted stock units count towards satisfaction of the guidelines. If a participant fails to meet or show sustained progress toward meeting these ownership requirements, we may reduce future long-term incentive program awards to that participant. All of our named executive officers meet or exceed their stock ownership guidelines.

Benefits and Perquisites

Broad-Based Retirement, Health and Welfare Benefits

We provide a comprehensive health and welfare package to all of our full-time employees. Our executive officers are eligible to participate in these plans on the same basis as other eligible employees. The package includes the following benefits:

•

Medical, Dental and Vision Plans:    All participants contribute approximately 20% of the cost of the coverage for the medical plan and approximately 50% of the cost for the dental and vision plans. We do not provide any supplemental medical coverage or subsidy to any executive officer. All employees hired prior to January 1, 2002 are eligible for retiree medical coverage.

•

USG Corporation Investment Plan (401(k) Plan):    This qualified defined contribution plan allows employees to invest up to 20% of salary and annual incentive awards (subject to the maximum level of contribution set by the Internal Revenue Service) in one of nine investment alternatives. We match employee contributions. As part of our cost reduction initiatives, the employee match was reduced from $.50 per dollar contributed up to 6% of pay to $.25 per dollar contributed up to 6% of pay, effective January 1, 2009, and further reduced to $.10 per dollar contributed up to 6% of pay, effective January 1, 2011.

•

USG Corporation Retirement Plan:    This qualified defined benefit plan provides a pension benefit based on the participant’s years of credited service in the plan and the participant’s final average pay. The plan requires participants to contribute 2% of pensionable earnings toward benefits. Participants can elect early retirement, with the benefit reduced 5% for each year earlier than age 65 at retirement. Participants who have a combined number of years of age and service equaling 90 can retire at age 62 without a reduction in the benefit or can retire earlier than age 62 with a 3% reduction per year. We amended the plan to replace the final average pay formula with a cash balance formula for employees hired after December 31, 2010.

We also provide the following plans for our more highly compensated employees, including our executive officers, that provide benefits to supplement those provided under our Investment Plan and Retirement Plan.

Supplemental Retirement Plan

Approximately 115 employees, including our executive officers, participate in the USG Corporation Supplemental Retirement Plan. This plan restores the benefits which otherwise would be delivered under the USG Corporation Retirement Plan but for the limits on pensionable compensation set by the Internal Revenue Service. The provisions of this plan mirror those of the Retirement Plan, including benefit formulas, definition of final average pay (without Internal Revenue Service limits) and the requirement for the contribution of 2% of pensionable earnings. Further information regarding our retirement plans and the present value of the qualified and supplemental pension benefits for our named executive officers appears under the heading “2011 Pension Benefits Table” beginning on page 42 of this proxy statement.

Deferred Compensation Plan

Approximately 55 employees, including one of our named executive officers, participate in the USG Corporation Deferred Compensation Plan. Due to the contribution limits set by the Internal Revenue Service applicable to the USG Corporation Investment Plan, this nonqualified plan is designed to allow highly compensated employees the opportunity to defer compensation (and thus current income tax) generally until after termination of employment with USG. We do not match deferred amounts. Those amounts are invested as directed by the participant into investment options that mirror those of the USG Corporation Investment Plan. We are obligated to pay the deferred amounts, plus or minus any accumulated earnings or losses on those amounts, to the participants following the termination of the deferral period. Further information regarding the deferred compensation plan for our named executive officers appears under the heading “2011 Nonqualified Deferred Compensation Table” on page 45 of this proxy statement.

Perquisites and Other Benefits

We make certain perquisites and other benefits available to our executive officers as part of providing them a competitive total compensation package and to facilitate their attention to the demands of our business. Executive officers are offered a company automobile and office parking, financial planning services, personal liability insurance and executive death benefit coverage, an annual medical examination, and on a limited basis, membership in luncheon clubs. In addition, Mr. Foote was provided a company car and driver for part of 2011. The value of these benefits is described in more detail in the table titled “Supplemental Table” on page 36 of this proxy statement.

Employment Security and Potential Post Employment Payments

We provide all of our executive officers with two employment security arrangements — an employment agreement and a change-in-control severance agreement.

Employment Agreements

We provide these agreements to assist in attracting and retaining executives, to protect our assets and intellectual property and to reduce the potential for litigation related to termination of employment. By setting the terms for the involuntary termination of an executive officer in advance of the termination, these agreements facilitate the Board’s and the Chief Executive Officer’s ability to effectuate smooth transitions in the executive team. The employment agreements generally provide named executive officers with two years of salary and bonus and lump sum payments equal to the cost of continued medical benefits for 18 months and the present value of providing an additional two years of service and two years of age credit under our retirement plans. The agreements provide these benefits only upon an involuntary termination of the named executive officer’s employment without “cause.” We established these benefit levels after reviewing competitive market practices for employment agreements used by similar types of organizations for executives at similar levels. We believe that the level of benefits provided by our agreements is in line with market practice for those companies that utilize employment agreements.

Consistent with our paying two years’ compensation as severance, the agreements include a requirement that after termination of employment, the executive officer will not compete with us for two years or solicit our employees for three years. Executive officers are required to sign a release waiving potential claims against us before any payments are made.

Change-In-Control Severance Agreements

We provide these agreements to promote neutrality of our executive officers during potential change in control transactions so they will make the best decision for our stockholders, to retain the executive team in the event of a potential change in control transaction, to protect our intellectual property and to reduce the potential for litigation related to termination of employment. The agreements in effect for our named executive officers generally provide them with three years (two years for Mr. Griffin) of salary and bonus and lump sum payments equal to the cost of continued medical benefits for 18 months and the present value of providing an additional three years of service and three years of age credit (two years in each case for Mr. Griffin) under our retirement plans. The agreements provide these benefits only in the event that there is both a change in control and an involuntary termination of the named executive officer’s employment by the Company without “cause” or by the executive for “good reason.” The definition of change in control is the same as in the Plan. Good reason includes, among other things, a reduction in salary or a material diminution in duties, responsibilities or total compensation. The agreements include a “modified gross up” provision. If the total amounts payable to the executive officer would constitute a “parachute payment” resulting in the imposition of an excise tax, the payment will be reduced to the extent necessary to avoid being a parachute payment, unless the reduction would be more than 10% of the total amounts payable. In that case, the payment will be increased to provide the executive officer a net after tax amount equal to the value of the excise tax imposed.

As with our employment agreements, we established these benefits after reviewing competitive market practices for change in control agreements used by similar types of organizations for similar purposes. We believe that the level of benefits provided by our change in control severance agreements is also in line with market practice for organizations that use change in control agreements.

In consideration of our paying severance compensation, these agreements include a requirement that after termination of employment, the named executive officer will not compete with us for one year or solicit our employees for three years (two years for Mr. Griffin). Executive officers are required to sign a release waiving potential claims against us before any payments are made under these agreements.

Further information regarding the benefits our current named executive officers could receive under these agreements is provided in the tables titled “Potential Payments Upon Termination or Change in Control” beginning on page 46 of this proxy statement.

Tax and Accounting Implications

Management and the Committee reviewed and considered the deductibility of payments under our executive compensation program under Internal Revenue Code Section 162(m) and the regulations promulgated thereunder. We believe that amounts payable under both the share of earnings and the focus target elements of the Program, gains from stock options and the value of performance shares delivered will be fully deductible “performance-based” compensation under Section 162(m). Compensation attributable to the vesting of RSUs, other than the profitability-related RSUs granted to Mr. Metcalf and succession-related RSUs previously granted to Mr. Fleming, is not “performance-based” compensation under Section 162(m). We also believe that all compensation we provided to our named executive officers for 2011 is fully deductible, except in the case of Messrs. Foote and Metcalf to the extent that their aggregate salary, taxable benefits and perquisites and compensation attributable to the vesting of RSUs exceeds $1 million.

Management and the Committee reviewed all executive compensation programs and arrangements under Internal Revenue Code Section 409A, related to the deferral of compensation, and the current and future year accounting impact of the 2011 Plan awards when it considered and approved those awards.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

USG’s Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis section with our management. Based on that review and discussion, the Compensation and Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND ORGANIZATION COMMITTEE

Steven F. Leer, Chair

Jose Armario

W. Douglas Ford

Richard P. Lavin

Marvin E. Lesser

2011 SUMMARY COMPENSATION TABLE

The Summary Compensation Table below reflects total compensation earned by or paid to our principal executive and financial officers and our other most highly compensated executive officers for the last three years. Information is provided for Mr. Griffin only for 2011 and 2010 and for Mr. Cook only for 2011 because they were not previously named executive officers during the last three years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
James S. Metcalf,	2011	$825,000	—	$3,141,167	$712,129	—	$1,133,261	$47,393	$5,858,950
Chairman, President and Chief Executive Officer(1)	2010	645,000	—	1,305,782	488,862	$369,198	533,651	58,984	3,401,477
	2009	645,000	—	823,914	412,000	302,441	588,932	56,894	2,829,181

Richard H. Fleming,	2011	530,000	—	782,392	307,517	—	846,311	23,128	2,489,348
Executive Vice President and Chief Financial Officer	2010	530,000	—	1,442,606	287,564	245,602	245,191	25,422	2,776,385
	2009	530,000	—	499,266	250,142	201,824	216,673	26,152	1,724,057

Stanley L. Ferguson	2011	430,000	—	617,674	242,772	—	939,927	40,191	2,270,564
Executive Vice President and General Counsel	2010	430,000	—	695,884	215,672	199,262	525,360	46,002	2,112,180
	2009	430,000	—	357,830	176,571	163,744	510,197	33,911	1,672,253

Christopher R. Griffin,	2011	375,000	—	576,492	226,586	—	232,037	20,134	1,430,249
Executive Vice President, Operations	2010	347,500	—	1,097,368	172,538	161,310	193,885	43,758	2,016,359

Brian J. Cook, Senior Vice President, Human Resources	2011	335,000	—	473,546	186,125	—	738,376	18,631	1,751,678

William C. Foote,	2011	1,150,000	—	3,953,144	1,553,748	—	3,242,481	24,964	9,924,337
Former Chairman(1)	2010	1,150,000	—	3,686,912	1,380,313	951,625	1,989,245	52,005	9,210,100
	2009	1,150,000	—	2,163,161	1,088,858	782,000	1,886,957	64,504	7,135,480

(1)	Mr. Metcalf succeeded Mr. Foote as Chairman of the Board upon Mr. Foote’s retirement effective December 1, 2011.

(2)	The amounts shown in this column reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for restricted stock units and performance shares granted in the year indicated under our Long-Term Incentive Plan. However, for purposes of this table, estimates of forfeitures have been removed. The amount for Mr. Metcalf in 2011 includes the value of special awards of restricted stock units made to him in connection with his succeeding Mr. Foote as our Chief Executive Officer in January 2011, for retention purposes and to provide him with an additional incentive to accelerate our return to profitability. The grant date fair value for each restricted stock unit is equal to the closing market price of our common stock on the date of grant. A Monte Carlo simulation has been chosen for the performance share valuation calculations. The assumptions used in valuing the performance shares are described in Note 10 to our consolidated financial statements included in our 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 14, 2012.

(3)	The amounts shown in this column reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for nonqualified stock options to purchase USG common stock granted in the year indicated under our Long-Term Incentive Plan. However, for purposes of this table, estimates of forfeitures have been removed. A Black-Scholes valuation approach has been chosen for these calculations. The assumptions used in valuing these non-qualified stock options are described in Note 10 to our consolidated financial statements included in our 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 14, 2012.

(4)

The amounts shown in this column include payments under our annual Management Incentive Program for services performed in the year indicated. In accordance with the terms of our 2011 annual Management Incentive Program, or 2011 MIP, no payments were made under the 2011 MIP for 2011 because we did not have a consolidated adjusted operating profit in 2011. Because we had a net loss in 2011, no payment will be made under the 2011 MIP with respect to the 50% of the target award opportunity for executive officers that is based on a “share of earnings” formula. Potential payments under the segment of the 2011 MIP based on the achievement of annual operating and financial objectives that makes up the other 50% of the award opportunity will be earned and paid in the future if we have a consolidated adjusted operating profit for a full calendar year prior to 2014. Those payments would have been doubled if we had reported a consolidated adjusted operating profit for 2011, and those payments will increase by 25% if we report a consolidated adjusted operating profit for 2012. Accordingly, payments will be as follows if we report a consolidated adjusted operating profit for 2012: Mr. Metcalf, $321,131; Mr. Fleming, $160,458; Mr. Ferguson, $130,183; Mr. Griffin, $70,875; Mr. Cook, $72,444; and Mr. Foote, $569,909. Those amounts will be reduced by 20% if we report an adjusted operating profit for 2013, but not for 2012.

(5)	The amounts in this column reflect the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans from December 31, 2010 through December 31, 2011, the plan measurement dates used for financial statement reporting purposes. The amount in this column for Mr. Foote for 2011 was calculated without taking into account the distribution to him of his accumulated benefit under our Retirement Plan and a portion of his accumulated benefit under our Supplemental Retirement Plan in connection with his retirement, as reflected in the “2011 Pension Benefits Table” on page 44 of this proxy statement.

(6)	The amounts in this column reflect all other compensation for 2011 that could not properly be reported in any other column. Details regarding all other compensation components are provided in the supplemental table below. Several of the benefits listed in the table result in imputed income to the named executive officer. In the case of company provided automobiles, the amounts shown reflect the cost attributed to personal use of the vehicle by the named executive officer, including the cost of lease payments, fuel, insurance, license and title, maintenance and repairs, less any gain we realized upon sale of the vehicle. We also provide additional executive death and disability benefit coverage to our executive officers on a self-insured basis. There is no incremental cost to us for providing this additional coverage unless an executive dies or is disabled. From time to time, executive officers may use our tickets to sporting venues for personal use. We believe there is no incremental cost associated with our executive officers using our tickets to sporting venues for personal use because the tickets are purchased in advance for the entire season with the intention that they be used for business purposes, they cannot be returned for a refund if they are unused and use for personal purposes occurs only if the tickets have not been reserved for use for a business purpose. No value is attributed in the 2011 Summary Compensation Table to personal benefits for which we incur no incremental cost.

SUPPLEMENTAL TABLE

	Named Executive Officer
Item	James S. Metcalf	Richard H. Fleming	Stanley L. Ferguson	Christopher R. Griffin	Brian J. Cook	William C. Foote
Financial Planning Services	$8,619	—	$4,598	$5,384	$5,296	$16,000
Personal Liability Insurance	500	$500	500	500	500	500
Executive Death and Disability Coverage	586	445	397	370	351	742
Executive Health Program	4,118	—	1,650	7,387	1,650	—
Luncheon Club	3,426	2,520	—	—	—	6,430
Company Automobile (personal use)	24,644	14,163	27,546	993	5,334	—
Parking	4,200	4,200	4,200	4,200	4,200	—
Investment Plan Matching Contributions	1,300	1,300	1,300	1,300	1,300	1,292
Total	$47,393	$23,128	$40,191	$20,134	$18,631	$24,964

Long-Term Incentive Plan

In February 2011, awards of nonqualified stock options, restricted stock units, or RSUs, and performance shares were made under our Long-Term Incentive Plan, or LTIP, to all of our executive officers and special awards of RSUs were made to Mr. Metcalf for retention purposes and to provide him with an additional incentive to accelerate our return to profitability.

The options generally vest at a rate of 25% per year beginning one year from the date of grant, or earlier in the event of death, disability, a change in control or retirement. They generally expire 10 years from the date of grant, or earlier in the event of death, disability or retirement. Expense is recognized over the vesting period of the award unless accelerated due to retirement eligibility.

The RSUs generally vest at a rate of 25% per year beginning one year from the date of grant, except that the special retention award of RSUs made to Mr. Metcalf will vest in February 2015 and the special profitability-related award to Mr. Metcalf will vest upon our reporting consolidated net earnings for a calendar year prior to 2015. RSUs may vest earlier in the event of death, disability, a change in control or retirement. Expense is generally recognized over the vesting period of the award unless accelerated due to retirement eligibility.

The performance shares generally vest after a three-year performance period based on our total stockholder return relative to the performance of the Dow Jones U.S. Construction and Materials Index for the three-year period, with adjustments to the Index to reflect changes in the companies included in the Index during the performance period. The number of performance shares earned will vary from zero to 200% of the number of performance shares awarded depending on that relative performance. Vesting will be pro-rated based on the number of full months employed during the performance period in the event of death, disability, retirement or a change in control, and pro-rated awards will be paid at the end of the three-year performance period. Each performance share earned will be settled in a share of our common stock. Expense is recognized over the period from the grant date to the end of the performance period.

Employment Agreements

We have entered into an employment agreement with each of our executive officers. These agreements renew for successive one-year terms effective January 1 of each year unless 120 days’ notice of termination is provided before expiration of the current term.

The employment agreements provide for minimum annual salaries, with the minimum annual salaries increased as approved by the Board of Directors, and for participation in all incentive and benefit programs made available to similarly situated executives. They provide that an executive officer who is terminated without cause will be entitled to a lump sum severance payment equal to the sum of (1) two times the executive officer’s base salary and target annual incentive award, (2) the cost of continuing benefits for the executive officer for a period of 18 months and (3) the present value of the additional retirement benefits the executive officer would have been entitled to receive if he or she had an additional two years of age and two years of credited service under our retirement plans.

The employment agreements also include a requirement that after termination of employment the executive officer will not compete with us for two years or solicit our employees for three years. Executive officers are required to sign a release waiving potential claims against us before any severance payments are made to them under the employment agreements.

2011 GRANTS OF PLAN-BASED AWARDS TABLE

The 2011 Grants of Plan-Based Awards Table below reflects equity and non-equity incentive plan awards made to each of the named executive officers during 2011. Equity awards include RSUs, performance shares (PS) and nonqualified stock options (SO).

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($ /Sh)(6)	Grant Date Fair Value of Stock and Stock Option Awards ($)(7)
Name	Award Type	Grant Date(1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)

James S. Metcalf	RSU	02/09/2011	—	—	—	—	—	—	45,681	—	—	$867,482
	PS	02/09/2011	—	—	—	11,639	33,253	66,506	—	—	—	944,385
	SO	02/09/2011	—	—	—	—	—	—	—	67,182	$18.99	712,129
	MIP	—	—	$742,500	$1,485,000	—	—	—	—	—	—	—
	RSU	02/09/2011	—	—	—	—	35,000	—	—	—	—	664,650
	RSU	02/09/2011	—	—	—	—	—	—	35,000	—	—	664,650

Richard H. Fleming	RSU	02/09/2011	—	—	—	—	—	—	19,726	—	—	374,597
	PS	02/09/2011	—	—	—	5,026	14,359	28,718	—	—	—	407,796
	SO	02/09/2011	—	—	—	—	—	—	—	29,011	18.99	307,517
	MIP	—	—	371,000	742,000	—	—	—	—	—	—	—

Stanley L. Ferguson	RSU	02/09/2011	—	—	—	—	—	—	15,573	—	—	295,731
	PS	02/09/2011	—	—	—	3,968	11,336	22,672	—	—	—	321,942
	SO	02/09/2011	—	—	—	—	—	—	—	22,903	18.99	242,772
	MIP	—	—	301,000	602,000	—	—	—	—	—	—	—

Christopher R. Griffin	RSU	02/09/2011	—	—	—	—	—	—	14,535	—	—	276,020
	PS	02/09/2011	—	—	—	3,703	10,580	21,160	—	—	—	300,472
	SO	02/09/2011	—	—	—	—	—	—	—	21,376	18.99	226,586
	MIP	—	—	225,000	450,000	—	—	—	—	—	—	—

Brian J. Cook	RSU	02/09/2011	—	—	—	—	—	—	11,939	—	—	226,722
	PS	02/09/2011	—	—	—	3,042	8,691	17,382	—	—	—	246,824
	SO	02/09/2011	—	—	—	—	—	—	—	17,559	18.99	186,125
	MIP	—	—	167,500	335,000	—	—	—	—	—	—	—

William C. Foote	RSU	02/09/2011	—	—	—	—	—	—	99,668	—	—	1,892,695
	PS	02/09/2011	—	—	—	25,393	72,551	145,102	—	—	—	2,060,448
	SO	02/09/2011	—	—	—	—	—	—	—	146,580	18.99	1,553,748
	MIP	—	—	1,317,708	2,635,416	—	—	—	—	—	—	—

(1)	The grant date is the date on which the equity awards were approved by our Board of Directors.

(2)	The amounts in the Target column reflect the par amounts payable under the 2011 MIP. The 2011 MIP is described under “Annual Incentive” in the Compensation Discussion and Analysis beginning on page 28 of this proxy statement. There was no threshold-level payout under the 2011 MIP. The maximum payout under the 2011 MIP was 200% of par. Total payments to any one individual under the 2011 MIP may not exceed $4 million. No payments were made under the 2011 MIP because we did not have a consolidated adjusted operating profit in 2011. Because we had a net loss in 2011, no payment will be made under the 2011 MIP with respect to the 50% of the target award opportunity for executive officers that is based on a “share of earnings” formula. Potential payments under the segment of the 2011 MIP based on the achievement of annual operating and financial objectives that makes up the other 50% of the award opportunity will be earned and paid in the future if we have a consolidated adjusted operating profit for a full calendar year prior to 2014. Those payments would have been doubled if we had reported a consolidated adjusted operating profit for 2011, and those payments will increase by 25% if we report a consolidated adjusted operating profit for 2012. Accordingly, payments will be as follows if we report a consolidated adjusted operating profit for 2012: Mr. Metcalf, $321,131; Mr. Fleming, $160,458; Mr. Ferguson, $130,183; Mr. Griffin, $70,875; Mr. Cook, $72,444; and Mr. Foote, $569,909. Those amounts will be reduced by 20% if we report an adjusted operating profit for 2013, but not for 2012.

(3)

The amounts in the Target column reflect the number of performance shares awarded to the named executive officers on the grant date and, for Mr. Metcalf, the number of RSUs awarded to him on February 9, 2011 that are subject to a performance condition. The performance shares generally vest after a three-year performance period ending December 31, 2013 based on our total stockholder return relative to the total stockholder return of the companies in the Dow Jones U.S. Construction and Materials Index for the performance period, with adjustments to the Index to reflect changes in the companies included in the Index for the performance period. The number of performance shares earned will vary from zero to 200% of the number of performance shares awarded depending on that relative performance. The amounts in the Threshold column reflect the number of performance shares that will vest if our total stockholder return is at the 35th percentile of the total stockholder return of the Index companies, and the amounts in the Maximum column reflect the number of performance shares that will vest if our total stockholder return is at or above the 90th percentile of the total stockholder return of those companies. Vesting will be pro-rated based on the number of full months employed during the performance period in the case of death, disability, retirement or a change in control, and pro-rated awards will be paid at the end of the three-year performance period. Each performance share earned will be settled in a share of our common stock. The performance-based RSUs awarded to Mr. Metcalf and reflected in this column will vest upon our reporting consolidated net earnings for a calendar year prior to 2015. Those RSUs will vest and be paid out only if the performance condition is satisfied and, therefore, there is no Threshold or Maximum amount for that award.

(4)	The amounts in this column reflect the number of RSUs awarded to the named executive officers on the grant date that are not subject to a performance condition. The RSUs vest at a rate of 25% per year beginning one year from the date of grant, except that the special RSUs awarded to Mr. Metcalf for retention purposes will vest fully on February 9, 2015. RSUs may vest earlier in the event of death, disability, retirement or a change in control.

(5)	The amounts in this column reflect the number of shares of our common stock underlying options awarded to the named executive officers on the grant date. The options vest at a rate of 25% per year beginning one year from the date of grant or earlier in the event of death, disability, retirement or a change in control. They expire 10 years from the date of grant, or earlier in the event of death, disability or retirement.

(6)	The per-share exercise price of the options is the closing price on the date of grant.

(7)	The amounts in this column reflect the aggregate grant date fair value of the equity awards granted computed in accordance with FASB ASC Topic 718. The RSU awards portion is calculated using the closing stock price on the date of grant multiplied by the number of shares underlying the units. The performance share awards portion is calculated using a Monte Carlo simulation fair value ($28.40) on the date of grant multiplied by the target number of performance shares that may be earned. The amount attributed to stock options is calculated using the Black-Scholes fair value ($10.60) on the date of grant multiplied by the number of shares subject to the options.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The 2011 Outstanding Equity Awards At Fiscal Year-End Table below reflects options and other equity awards held by each of the named executive officers at December 31, 2011. Other equity awards include RSUs and performance shares (PS).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Type and Year of Award	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
James S. Metcalf	57,900	—	—	$46.17	8/08/2016
	29,105	—	—	49.61	3/23/2017
	38,520	12,840	—	34.67	2/13/2018
	50,000	50,000	—	6.86	2/11/2019
	20,644	61,934	—	11.98	2/10/2020
	—	67,182	—	18.99	2/09/2021
						RSU 2007	30,000	$304,800	—	—
						Special
						RSU 2008	3,392	34,463	—	—
						RSU 2009	33,868	344,099	—	—
						RSU 2010	41,978	426,496	—	—
						PS 2010	—	—	40,748	$414,000
						RSU 2011	45,681	464,119	—	—
						PS 2011	—	—	33,253	337,850
						RSU 2011 Special	35,000	355,600	—	—
						RSU 2011 Special	—	—	35,000	355,600
Richard H. Fleming	46,300	—	—	46.17	8/08/2016
	19,400	—	—	49.61	3/23/2017
	24,924	8,311	—	34.67	2/13/2018
	30,356	30,358	—	6.86	2/11/2019
	12,143 —	36,429 29,011	— —	11.98 18.99	2/10/2020 2/09/2021
						RSU 2008	2,196	22,311	—	—
						RSU 2009	20,493	208,209	—	—
						RSU 2010	24,693	250,881	—	—
						RSU 2010 Special	25,000	254,000	—	—
						RSU 2010 Special	—	—	25,000	254,000
						PS 2010	—	—	23,969	243,525
						RSU 2011	19,726	200,416	—	—
						PS 2011	—	—	14,359	145,887
Stanley L. Ferguson	34,700	—	—	46.17	8/08/2016
	14,550	—	—	49.61	3/23/2017
	17,559	5,856	—	34.67	2/13/2018
	21,428	21,429	—	6.86	2/11/2019
	9,107 —	27,324 22,903	— —	11.98 18.99	2/10/2020 2/09/2021
						RSU 2008	1,547	15,718	—	—
						RSU 2009	14,860	150,978	—	—
						RSU 2010	18,520	188,163	—	—
						RSU 2010 Special	—	—	10,000	101,600
						PS 2010	—	—	17,977	182,646
						RSU 2011	15,573	158,222	—	—
						PS 2011	—	—	11,336	115,174
Christopher R. Griffin	8,100	—	—	46.17	8/08/2016
	3,395	—	—	49.61	3/23/2017
	10,194	3,401	—	34.67	2/13/2018
	8,035	16,070	—	6.86	2/11/2019
	7,286	21,859	—	11.98	2/10/2020
	—	21,376	—	18.99	2/09/2021
						RSU 2007 Special	5,000	50,800	—	—
						RSU 2008	899	9,134	—	—
						RSU 2009	8,872	90,129	—	—
						RSU 2010	14,816	150,531	—	—
						RSU 2010 Special	50,000	508,000	—	—
						PS 2010	—	—	14,382	146,121
						RSU 2011	14,535	147,676	—	—
						PS 2011	—	—	10,580	107,493

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Type and Year of Award	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Brian J. Cook	23,100	—	—	46.17	8/08/2016
	9,700	—	—	49.61	3/23/2017
	12,465	4,155	—	34.67	2/13/2018
	16,784	16,787	—	6.86	2/11/2019
	6,072 —	18,216 17,559	— —	11.98 18.99	2/10/2020 2/09/2021
						RSU 2008	1,099	11,166	—	—
						RSU 2009	10,952	111,272	—	—
						RSU 2010	12,347	125,446	—	—
						PS 2010	—	—	11,985	121,768
						RSU 2011	11,939	121,300	—	—
						PS 2011	—	—	8,691	88,301
William C. Foote	231,500	—	—	46.17	08/08/2016
	87,310	—	—	49.61	3/23/2017
	135,955	—	—	34.67	2/13/2018
	264,286	—	—	6.86	2/11/2019
	233,161	—	—	11.98	2/10/2020
	146,580	—	—	18.99	2/09/2021
						PS 2010	—	—	75,606	768,157
						PS 2011	—	—	22,802	231,668

(1)

Options with an expiration date in 2016 became 20% vested on each of August 8, 2007, August 8, 2008, August 8, 2009, August 8, 2010 and August 8, 2011. Options with an expiration date in 2017 became 25% vested on each of March 23, 2008, March 23, 2009, March 23, 2010 and March 23, 2011. Options with an expiration date in 2018 became 25% vested on each of February 13, 2009, February 13, 2010, February 13, 2011 and February 13, 2012. Options with an expiration date in 2019 became 25% vested on each of February 11, 2010, February 11, 2011 and February 11, 2012, and the balance of those options will generally vest on February 11, 2013. Options with an expiration date in 2020 became 25% vested on February 10, 2011 and February 10, 2012, and the balance of those options will generally vest in equal annual installments on February 10th of 2013 and 2014. Options with an expiration date in 2021 became 25% vested on February 9, 2012, and the balance of those options will generally vest in equal annual installments on February 9th of each year from 2013 through 2015.

(2)

The special RSUs awarded to Messrs. Metcalf and Griffin in 2007 reflected in this column vested on March 23, 2012. The RSUs awarded in 2008 became 25% vested on each of February 13, 2009, February 13, 2010, February 13, 2011 and February 13, 2012. The RSUs awarded in 2009 became 25% vested on each of February 11, 2010, February 11, 2011 and February 11, 2012, and the balance of those RSUs will generally vest on February 11, 2013. The RSUs awarded in 2010 became 25% vested on February 10, 2011 and February 10, 2012, and the balance of those RSUs will generally vest in equal annual installments on February 10th of 2013 and 2014, except that the 2010 special RSUs awarded to Mr. Ferguson reflected in this column will vest fully on February 10, 2013, the 2010 special RSUs awarded to Mr. Griffin reflected in this column will vest fully on September 1, 2014, and the 2010 special retention RSUs awarded to Mr. Fleming reflected in this column will vest fully on the earlier of May 1, 2013 and, with approval of the Board, Mr. Fleming’s retirement. The RSUs awarded in 2011 became 25% vested on February 9, 2012, and the balance of those RSUs will generally vest in equal annual installments on February 9th of each year from 2013 through 2015, except that the 2011 special retention RSUs awarded to Mr. Metcalf reflected in this column will vest fully on February 9, 2015.

(3)	The amounts in this column represent the number of RSUs indicated in the Number of Shares or Units of Stock That Have Not Vested column multiplied by the closing price of our common stock on December 31, 2011.

(4)

The numbers of performance shares reflected in this column are the numbers of shares that would be earned if the threshold level of performance is achieved for performance shares granted in 2011 and 2010, as performance with respect to those shares is tracking below the threshold level. The threshold level of performance would be achieved for the performance shares granted in 2011 and 2010 if our total stockholder return for the applicable three-year performance period is at the 35th percentile of the total stockholder return of the companies in the Dow Jones U.S. Construction and Materials Index, or Index, with adjustments to the Index to reflect changes in the companies included in the Index for the applicable performance period. To the extent earned, the performance shares will vest on December 31, 2013 or December 31, 2012, as appropriate. The special RSUs awarded to Mr. Metcalf reflected in this column will vest fully only upon our reporting consolidated net earnings for a calendar year prior to 2015, and the special RSUs awarded to Mr. Fleming reflected in this column will vest fully only upon the satisfaction of goals related to the development of his successor.

(5)	The amounts in this column represent the number of performance shares or RSUs indicated in the Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested column multiplied by the closing price of our common stock on December 31, 2011.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

The 2011 Option Exercises and Stock Vested Table below reflects RSU and performance share awards held by our named executive officers that vested during 2011. No stock options were exercised by our named executive officers during 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James S. Metcalf	73,376	$1,229,568
Richard H. Fleming	44,511	745,501
Stanley Ferguson	32,037	537,714
Christopher R. Griffin	22,400	373,700
Brian J. Cook	23,796	397,019
William C. Foote	196,691	3,299,266

(1)	The amounts in this column represent the aggregate market value of the shares of our common stock acquired on the dates the RSUs and performance shares vested.

2011 PENSION BENEFITS TABLE

The 2011 Pension Benefits Table below reflects the actuarial present value of the accumulated benefit of each of the named executive officers under our Retirement Plan and Supplemental Retirement Plan, or Plans, calculated using (i) the same discount rates we use for calculations for financial reporting purposes (as of the December 31 measurement date) and (ii) the Plans’ normal retirement age or, if earlier, the individual’s unreduced benefit age under the Plans.

The discount rates by Plan at each measurement date are as follows:

•	December 31, 2011 measurement date: 4.95% for the Retirement Plan and 4.45% for the Supplemental Retirement Plan; and

•	December 31, 2010 measurement date: 5.50% for the Retirement Plan and 5.00% for the Supplemental Retirement Plan.

Participants can elect early retirement, with their benefit reduced 5% for each year earlier than age 65 at retirement, or 3% per year from age 62 if the participant has a combined age and benefit service of 90 but has not reached age 62. Participants who have a combined number of years of age and service equaling 90 can retire at age 62 without a reduction in benefit. Based on projected years of credited service, the unreduced benefit age is 62 for each of the named executive officers, except for Mr. Ferguson for whom the unreduced benefit age is 62 years and 5 months and for Mr. Griffin for whom the unreduced benefit age is 62 years and 10 months.

The present values shown in the table reflect postretirement mortality based on the RP-2000 mortality table projected to 2018, but do not include a factor for pre-retirement termination, mortality or disability. The Internal Revenue Service requires use of the RP-2000 projected mortality table to determine life expectancies used in the calculation of the lump sum pension benefits payable under the Plans.

Benefits are assumed to be made payable in a lump sum at the assumed retirement age. The Internal Revenue Service mandates the use of specified lump sum yield curve interest rates based on the return of investment grade corporate bonds over varying durations and the 30-year Treasury rate in calculating lump sum payments. The mandated lump sum yield curve interest rates are 1.60% for less than five years, 4.08% for five to 20 years and 4.87% for more than 20 years.

The formula under our Plans provides an annual pension benefit equal to the greater of 1% of “final average earnings,” multiplied by the number of years of benefit service, or 1.6% of final average earnings multiplied by years of benefit service less 50% of the social security benefit at age 65. “Final average earnings” are average pensionable compensation (generally salary and annual incentive) for the 36 consecutive months of the last 180 months of service for which pensionable compensation is the highest.

All participants in the Plans contribute 2% of their pensionable compensation to the Plans to fund a portion of their benefit.

In 2000, we authorized establishment by certain individuals, including Messrs. Foote and Fleming, of grantor trusts owned by those individuals to hold accrued benefits under the Supplemental Retirement Plan as a means of assuring the security of those benefits. We have not provided funding to the grantor trusts since 2006.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James S. Metcalf	USG Corporation
	Retirement Plan	31.1	$1,023,456	—
	USG Corporation
	Supplemental
	Retirement Plan	31.1	3,940,253	—
	Total		$4,963,709	—
Richard H. Fleming	USG Corporation
	Retirement Plan	38.1	$1,814,852	—
	USG Corporation
	Supplemental
	Retirement Plan	38.1	8,765,144	—
	Total		$10,579,996	—
Stanley L. Ferguson	USG Corporation	24.6	$1,003,894	—
	Retirement Plan
	USG Corporation
	Supplemental
	Retirement Plan	24.6	3,626,005	—
	Total		$4,629,899	—
Christopher R. Griffin	USG Corporation
	Retirement Plan	12.0	$264,702	—
	USG Corporation
	Supplemental
	Retirement Plan	12.0	286,867	—
	Total		$551,569	—
Brian J. Cook	USG Corporation
	Retirement Plan	30.3	$1,003,839	—
	USG Corporation
	Supplemental
	Retirement Plan	30.3	2,225,334	—
	Total		$3,229,173	—
William C. Foote	USG Corporation
	Retirement Plan	28.0	—	$1,056,163	(2)
	USG Corporation
	Supplemental
	Retirement Plan	28.0	$3,874,259	9,746,083
	Total		$3,874,259	$10,802,246

(1)	Represents the number of years of service credited to the named executive officer under the Plans, computed as of December 31, 2011, the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2011.

(2)	As a result of Mr. Foote retiring in 2011, he received a distribution from the USG Corporation Retirement Plan equal to his accrued benefit. He also received a partial distribution of his accrued benefit under the USG Supplemental Retirement Plan. In accordance with the requirements of Section 409A of the Internal Revenue Code, he will receive the remaining balance of his accrued benefit under that Plan in 2012. The Supplemental Retirement Plan payments include distribution of the amounts in Mr. Foote’s grantor trust.

2011 NONQUALIFIED DEFERRED COMPENSATION TABLE

The USG Corporation Deferred Compensation Plan is a nonqualified plan that allows eligible employees to defer a portion of their base salary and annual incentive compensation and is intended to be a “top-hat” plan described in Section 201(2) of ERISA. A “top- hat” plan, as described in Sections 201, 301, and 401 of ERISA, is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The plan is exempt from the participation, vesting, funding and fiduciary requirements of ERISA and is subject to simplified reporting and disclosure requirements of ERISA. Amounts deferred under the plan are subject to the requirements of Section 409A of the Internal Revenue Code and the plan will be administered consistent with Section 409A. In general, Section 409A imposes requirements as to the timing of elections relating to deferral and payment of compensation deferred by participants under plans such as our deferred compensation plan.

Under the deferred compensation plan, eligible employees may defer up to 50% of their base salary and 75% of their incentive award under our annual incentive program, generally until termination of their employment. The employee is able to allocate deferred amounts into investment options which replicate the funds offered to participants in our Investment Plan. The employee may change that allocation on a daily basis, subject to individual fund manager restrictions.

We do not match amounts deferred under this plan, and those amounts are not considered pensionable earnings for the computation of benefits under our Retirement Plan. Deferrals are considered pensionable earnings for the computation of benefits under our Supplemental Retirement Plan. The deferred amounts, plus or minus any accumulated earnings or losses on those amounts, are payable to the participants following the termination of the deferral period.

Mr. Fleming was the only named executive officer to participate in the nonqualified deferred compensation plan during 2011. The following table sets forth information regarding his participation for 2011.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Richard H. Fleming	$128,620(1)	—	$(29,075)(2)	—	$575,487(3)

(1)	This amount is reported as salary in the Summary Compensation Table.

(2)	This amount is not reported in the Summary Compensation Table.

(3)	Of this amount, $403,287 was reported as salary to Mr. Fleming in the Summary Compensation Table for prior years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation which is vested and also which would be paid to each of our named executive officers, other than Mr. Foote who retired effective December 1, 2011, in the event of various termination events. The first column details benefits and other payments which are already vested and therefore payable in the event the named executive officer leaves for any reason, including voluntary resignation or discharge for cause. The subsequent columns show the total amount the executive would receive in each instance, including the vested benefits shown in the first column. The amounts included in the tables are estimates of the present value of the amounts that would be payable to the executive officer upon various types of termination of employment. The actual amounts to be paid upon a termination can not be determined until the event occurs.

Vested Benefits

Vested benefits that would be due the named executive officers upon any termination of employment as of the end of 2011 include:

•	the 2011 annual Management Incentive Program award if any;

•	vested stock options;

•	balances under the USG Corporation Investment Plan and USG Corporation Deferred Compensation Plan;

•	pension benefits under the USG Corporation Retirement Plan and USG Corporation Supplemental Retirement Plan;

•	retiree medical benefits; and

•	death benefits under our Executive Death Benefit Plan.

Each of these benefits is included in the tables below.

Severance Protections

We provide employment agreements and change-in-control severance agreements to our named executive officers. In the event of a termination of employment by us without “cause,” the employment agreements generally provide for a lump sum severance payment equal to the sum of (1) two times base salary plus current year target annual incentive, (2) the cost of continued participation in benefit plans for 18 months and (3) the present value of the additional retirement benefits the executive officer would have been entitled to receive if he or she had an additional two years of age and two years of credited service under our Retirement Plan and Supplemental Retirement Plan, as well as outplacement services for a period of at least six months. The benefits under the employment agreements are subject to the named executive officers signing a release waiving potential claims against us. The agreements include a requirement that after termination of employment, the executive officers will not compete with us for two years nor solicit our employees for three years. For purposes of the employment agreements, “cause” generally includes the executive’s (i) commission of a felony or fraud, (ii) engaging in conduct that brings us into substantial public disgrace, (iii) commission of gross negligence or gross misconduct with respect to USG, (iv) failure to follow the directives of the Board or Chief Executive Officer, (v) breach of any employment policy or (vi) breach of the employment agreement.

In the event of a termination of employment by us without “cause” or by the named executive officer for “Good Reason” during the two years following a change in control, the change in control agreements provide for a lump sum severance payment equal to the sum of (1) three times (two times for Mr. Griffin) the sum of the executive officer’s base salary plus the greater of the executive officer’s target annual incentive for the year in which the termination of employment occurs or the year in which the change in control occurs, (2) an amount equal to the greater of the executive officer’s pro rata target annual incentive award for the year in which the termination of employment occurs or the year in which the change in control occurs, (3) the value of the executive officer’s continued participation in our welfare benefit plans for 18 months (six months for Mr. Griffin) and (4) the present value of the additional retirement benefits the executive officer would have been entitled to receive if he or she had an additional three years (two years for Mr. Griffin) of age and three years (two years for

Mr. Griffin) of credited service under our Retirement Plan and Supplemental Retirement Plan, as well as outplacement services for a period of at least six months. In the event that any payments become subject to the excise tax imposed under Internal Revenue Code Section 4999, the executive’s benefits will be cut back to the maximum amount payable without triggering such excise tax. However, in the event that such cut back equals 10% or more of the benefits provided the executive, we will provide a gross-up payment to the executive to cover all excise taxes and income and employment taxes triggered by such gross-up payment to put the executive in the same position as if no tax was imposed under Internal Revenue Code Section 4999. The benefits under the change in control agreements are subject to the named executive officer signing a release waiving potential claims against us. The agreements include a requirement that after termination of employment, the executive officers will not compete with us for one year nor solicit our employees for three years (two years for Mr. Griffin). For purposes of the change in control agreements, key terms are generally defined as follows:

•

“Change in Control” generally includes (i) the acquisition of 20% of the voting power of our common stock, (ii) a change in a majority of the members of our Board of Directors, (iii) the consummation of a reorganization, merger or consolidation, or sale of all or substantially all of our assets or (iv) stockholder approval of a complete liquidation of USG;

•

“Cause” generally includes the executive’s (i) conviction of a crime in connection with the executive’s duties with USG, (ii) intentionally damaging our property or (iii) intentionally disclosing our confidential information; and

•

“Good Reason” generally includes (i) a material diminution in the executive’s duties and responsibilities, (ii) a reduction in the executive’s base salary, target incentive opportunities or benefits or (iii) a required relocation.

Other Benefit Protections

In addition to the vested benefits and severance protections discussed above, the named executive officers have other benefit protections that would be invoked upon certain termination events. As is the case for stock options, restricted stock units and performance shares granted to all employees, these awards vest upon a change in control or upon a termination of employment due to death or disability. Finally, the named executive officers participate in our Executive Death Benefit Plan which provides for death benefits, net of taxes, equal to three times the executive officer’s base salary in the event of termination due to death. Following retirement, the named executive officers are entitled to ongoing death benefits equal to one times base salary.

James S. Metcalf
Benefit Type	Vested Benefits	Death	Disability	Involuntary Termination without Cause	Change in Control Only	Change in Control and Involuntary Termination without Cause or Good Reason
Cash Severance	—	—	—	$3,135,000	—	$4,702,500
Annual Bonus Payable for Fiscal 2011	—	—	—	—	—	742,500
Stock Options	$330,000	$330,000	$330,000	165,000	$330,000	330,000
Restricted Stock Units	1,269,177	1,929,577	1,929,577	—	1,929,577	1,929,577
Performance Shares	—	—	—	—	776,884	776,884
Corporate Investment Plan	505,582	505,582	505,582	505,582	505,582	505,582
Pension Benefit	5,272,257	4,449,814	5,272,257	5,611,495	5,272,257	5,781,113
Retiree Medical Benefits	82,310	82,310	82,310	82,310	82,310	97,000
Welfare Benefit Continuation	—	—	—	56,434	—	103,065
Death Benefits	252,285	2,475,000	252,285	252,285	252,285	252,285
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	2,858,827
Total	$7,711,611	$9,772,283	$8,372,011	$9,808,106	$9,148,895	$18,079,333

Richard H. Fleming
Benefit Type	Vested Benefits	Death	Disability	Involuntary Termination without Cause	Change in Control Only	Change in Control and Involuntary Termination without Cause or Good Reason
Cash Severance	—	—	—	$1,802,000	—	$2,703,000
Annual Bonus Payable for Fiscal 2011	—	—	—	—	—	371,000
Stock Options	$200,355	$200,355	$200,355	100,178	$200,355	200,355
Restricted Stock Units	681,817	935,817	935,817	—	935,817	935,817
Performance Shares	—	—	—	—	484,784	484,784
Corporate Investment Plan	447,361	447,361	447,361	447,361	447,361	447,361
Pension Benefit	10,116,675	5,581,030	10,116,675	10,647,972	10,116,675	10,913,620
Retiree Medical Benefits	38,233	38,233	38,233	38,233	38,233	50,694
Welfare Benefit Continuation	—	—	—	126,479	—	246,102
Death Benefits	239,297	1,590,000	239,297	239,297	239,297	239,297
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—
Total	$11,723,738	$8,792,796	$11,977,738	$13,401,520	$12,462,522	$16,592,030

Stanley L. Ferguson
Benefit Type	Vested Benefits	Death	Disability	Involuntary Termination without Cause	Change in Control Only	Change in Control and Involuntary Termination without Cause or Good Reason
Cash Severance	—	—	—	$1,462,000	—	$2,193,000
Annual Bonus Payable for Fiscal 2011	—	—	—	—	—	301,000
Stock Options	$141,428	$141,428	$141,428	70,714	$141,428	141,428
Restricted Stock Units	513,080	614,680	614,680	—	614,680	614,680
Performance Shares					174,132	174,132
Corporate Investment Plan	449,600	449,600	449,600	449,600	449,600	449,600
Pension Benefit	3,947,375	3,010,673	3,947,375	4,864,186	3,947,375	5,685,634
Retiree Medical Benefits	52,009	52,009	52,009	52,009	52,009	68,169
Welfare Benefit Continuation	—	—	—	48,657	—	88,670
Death Benefits	162,022	1,290,000	162,022	162,022	162,022	162,022
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	1,750,303
Total	$5,265,514	$5,558,390	$5,367,114	$7,109,188	$5,541,246	$11,628,638

Christopher R. Griffin
Benefit Type	Vested Benefits	Death	Disability	Involuntary Termination without Cause	Change in Control Only	Change in Control and Involuntary Termination without Cause or Good Reason
Cash Severance	—	—	—	$800,000	—	$1,200,000
Annual Bonus Payable for Fiscal 2011	—	—	—	—	—	225,000
Stock Options	$53,037	$106,073	$106,073	53,037	$106,073	106,073
Restricted Stock Units	—	956,280	956,280	—	956,280	956,280
Performance Shares	—	—	—	—	143,734	143,734
Corporate Investment Plan	181,792	181,792	181,792	181,792	181,792	181,792
Pension Benefit	763,171	725,674	763,171	890,368	763,171	953,965
Retiree Medical Benefits	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	—	40,505	—	74,154
Death Benefits	—	1,125,000	—	—	—	—
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	756,229
Total	$998,000	$3,094,819	$2,007,316	$1,965,702	$2,151,050	$4,597,227

Brian J. Cook
Benefit Type	Vested Benefits	Death	Disability	Involuntary Termination without Cause	Change in Control Only	Change in Control and Involuntary Termination without Cause or Good Reason
Cash Severance				$1,005,000		$1,507,500
Annual Bonus Payable for Fiscal 2011	—	—	—	—	—	167,500
Stock Options	$110,786	$110,786	$110,786	55,393	$110,786	110,786
Restricted Stock Units	369,184	369,184	369,184	—	369,184	369,184
Performance Shares	—	—	—	—	121,554	121,554
Corporate Investment Plan	596,944	596,944	596,944	596,944	596,944	596,944
Pension Benefit	3,430,276	2,859,985	3,430,276	3,656,450	3,430,276	3,769,538
Retiree Medical Benefits	74,888	74,888	74,888	74,888	74,888	89,578
Welfare Benefit Continuation	—	—	—	40,691	—	71,083
Death Benefits	103,114	1,005,000	103,114	103,114	103,114	103,114
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—
Total	$4,685,192	$5,016,787	$4,685,192	$5,532,480	$4,806,746	$6,906,781

Mr. Foote served as Chairman of the Board until his retirement effective December 1, 2011. Upon retirement, Mr. Foote was eligible to receive his accrued vested benefits under our Retirement Plan, Supplemental Retirement Plan and Investment Plan. Mr. Foote received his accrued benefit under the Retirement Plan and a partial distribution of his accrued benefit under our Supplemental Retirement Plan in 2011. In accordance with the requirements of Section 409A of the Internal Revenue Code, he will receive the remaining balance of his accrued benefit under our Supplemental Retirement Plan in 2012. Mr. Foote’s unvested stock options and restricted stock units vested at the time of his retirement. The vesting of Mr. Foote’s performance shares will be pro-rated based on the number of full months he was employed during the applicable performance period and any shares of our common stock earned with respect to those performance shares will be delivered to Mr. Foote after the end of the applicable three-year performance period. Mr. Foote will receive a 2011 annual Management Incentive Program award payment if we report a consolidated adjusted operating profit for 2012 or 2013.

2011 DIRECTOR COMPENSATION TABLE

Director Compensation

The Governance Committee is charged with annually reviewing and making recommendations to the Board of Directors regarding director compensation. In making its recommendations, the Governance Committee considers the significant time committed by our directors to the performance of their duties as directors, the high-level leadership experience and special competencies our directors contribute to USG and the director compensation practices of a peer group of companies. Mr. Metcalf, our Chairman, President and Chief Executive Officer, and Mr. Foote, our former Chairman, did not receive compensation from us for their service as directors. Their compensation is shown in the Summary Compensation Table on page 35 of this proxy statement.

In the past, our compensation consultants assisted the Governance Committee in its reviews of director compensation, including conducting a total outside director compensation analysis in 2006 utilizing data for a comparator group of companies included in the Hewitt Total Compensation Measurement database. The 2006 analysis was used in connection with revisions to the director compensation program in 2007. Except as described under “Cash Compensation” and “Annual Grant” below, there have been no changes to our director compensation program since 2007.

Cash Compensation

We pay our non-employee directors a quarterly cash retainer of $20,000. We pay our committee chairs an additional quarterly cash retainer of $2,500 for each committee chaired. Beginning in 2012, we are paying the Lead Director an additional quarterly cash retainer of $3,750. We also reimburse non-employee directors for out-of-pocket expenses they incur in connection with attending meetings and other activities.

Annual Grant

On December 31 of each year our non-employee directors are entitled to receive an annual grant of $80,000 (pro-rated for directors in office less than a year) payable in shares of our common stock. Prior to 2011, our directors could elect to receive the annual grant in cash or shares of our common stock.

Deferral of Compensation

Directors have the option to defer all or a part of their compensation in the form of deferred stock units that will increase or decrease in value in direct proportion to the market value of our common stock and will be paid in cash or shares of common stock, at the director’s option, following termination of Board service, except that deferred stock units earned prior to January 1, 2008 will only be paid in cash.

Stock Ownership Guidelines

As a guideline, by the later of July 1, 2012 or five years after becoming a director, our non-employee directors are expected to own a number of shares of our common stock and deferred stock units having a value equal to three times the sum of the annual cash retainer (currently $80,000) and the annual grant (currently $80,000) or an aggregate of 15,000 shares and deferred stock units, whichever is less.

The 2011 Director Compensation Table below reflects the compensation we paid to our non-employee directors for 2011.

Name	Fees Earned or Paid in Cash ($)(4)	Stock Awards ($)(5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(6)	Total ($)
Jose Armario	$160,000	—	—	—	—	—	$160,000

Robert L. Barnett(1)	45,000	$26,670	—	—	—	—	71,670

Lawrence M. Crutcher	170,000	—	—	—	—	—	170,000

W. Douglas Ford	170,000	—	—	—	—	—	170,000

Gretchen R. Haggerty(2)	60,000	46,669	—	—	—	—	106,669

William H. Hernandez	165,000	—	—	—	—	—	165,000

Brian A. Kenney(3)	80,000	66,664	—	—	—	—	146,664

Richard P. Lavin	80,000	80,001	—	—	—	—	160,001

Steven F. Leer	170,000	—	—	—	—	$2,500	172,500

Marvin E. Lesser	160,000	—	—	—	—	1,750	161,750

(1)	Mr. Barnett resigned as a director on May 11, 2011.

(2)	Ms. Haggerty became a director effective May 11, 2011.

(3)	Mr. Kenney became a director effective February 9, 2011

(4)	Messrs. Armario and Leer deferred all of their cash compensation and annual stock grants into the following numbers of deferred stock units pursuant to the terms of our Non-Employee Director Compensation Program: Mr. Armario, 15,246.8533 units; and Mr. Leer, 16,179.4741 units. Each of Messrs. Crutcher, Ford, Hernandez and Lesser deferred his annual stock grant into 7,785.881 deferred stock units under that Program. Directors hold the number of deferred stock units shown in the Security Ownership of Directors and Executive Officers table on page 15 of this proxy statement. These deferred stock units are classified as liability awards for accounting purposes. The balances of liability awards are adjusted over the course of the year to reflect changes in the market value of our stock. The net impact of this accounting treatment in 2011 was to increase (decrease) award balances by the following amounts: Mr. Armario, ($121,796); Mr. Crutcher, $80,000; Mr. Ford, ($63,948); Mr. Hernandez, $80,000; Mr. Leer, ($130,277); and Mr. Lesser, $32,450.

(5)	Each of Ms. Haggerty and Messrs. Barnett, Kenney and Lavin received his or her annual stock grant, pro-rated for directors in office less than a year, in shares of our common stock. Mr. Barnett was issued 1,818 shares based on the average of the high and low sales prices of a share of our common stock on May 11, 2011, the date of Mr. Barnett’s retirement from the Board. Ms. Haggerty was issued 4,542 shares, Mr. Kenney was issued 6,488 shares and Mr. Lavin was issued 7,786 shares based on the average of the high and low sales prices of a share of our common stock on December 30, 2011, the last trading day of the year. The amounts in this column reflect the aggregate grant date fair value of the shares issued to Ms. Haggerty and Messrs. Barnett, Kenney and Lavin computed in accordance with FASB ASC Topic 718.

(6)	Reflects matching contributions under the USG Foundation matching gift program. This program is generally available to our U.S. employees and to our directors. The Foundation matches up to 50% of donations made to eligible charitable organizations up to a maximum of $5,000 per year for each individual.

AUDIT COMMITTEE REPORT

The Audit Committee, which is comprised entirely of independent directors, has

•	reviewed and discussed USG’s audited financial statements with management,

•

discussed with Deloitte & Touche LLP, USG’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T,

•

received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche LLP its independence, and

•

based on the review and discussions referred to above, recommended to the Board that USG’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011.

This report is submitted by the members of the Audit Committee.

William H. Hernandez, Chair

Jose Armario

Gretchen R. Haggerty

Brian A. Kenney

Marvin E. Lesser

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees Paid

The following is a summary of the fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tomatsu and their respective affiliates, or collectively “Deloitte,” for professional services rendered for the years ended December 31, 2011 and 2010:

Fee Category	2011	2010
	(thousands)
Audit Fees	$1,720	$1,778
Audit-Related Fees	157	242
Tax Fees	94	55
All Other Fees	203	4
Total Fees	$2,174	$2,079

Audit Fees:    Consists of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and internal controls over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements, including debt offerings.

Audit-Related Fees:    Consists of fees billed for assurance and related services, including acquisition due diligence, that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees:    Consists of fees billed for professional services related to tax compliance and other tax services. Fees for assistance with international tax compliance amounted to $25,000 in each of 2011 and 2010. Fees for other tax services, which primarily included international tax planning, amounted to $69,000 in 2011 and $30,000 in 2010.

All Other Fees:    Consists of fees of $199,000 in 2011 for consulting services related to an enterprise-wide initiative to improve back office efficiency. Other fees also included subscription fees of $4,000 in each of 2011 and 2010 for Deloitte’s Accounting Research Tool.

Pre-Approval of Services

The Audit Committee’s policy for approval of audit and non-audit services to be performed by our independent registered public accountants is attached as Annex A to this proxy statement.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

In accordance with its charter, the Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accountants for 2012. The Audit Committee requests that stockholders ratify this appointment. If stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm. Deloitte & Touche LLP has been examining our financial statements since 2002.

One or more representatives of Deloitte & Touche LLP will be present at the annual meeting to respond to appropriate questions from stockholders, and they will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers, directors and greater than 10% owners file reports of beneficial ownership and changes in beneficial ownership of our common stock with the Securities and Exchange Commission. Based on a review of ownership reports filed with the Securities and Exchange Commission during 2011, we believe that all filing requirements under Section 16(a) were met by our directors and executive officers during that year.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

On June 25, 2001, USG and 10 of its subsidiaries filed for reorganization under Chapter 11 of the United States Bankruptcy Code. USG and those subsidiaries emerged from Chapter 11 on June 20, 2006. As a result, within the last ten years, all of our executive officers other than William J. Kelley Jr. who joined us as Vice President and Controller in 2010 have been associated with a corporation that filed a petition under the federal bankruptcy laws that remained contested and had not been finally approved.

ADDITIONAL INFORMATION

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone or other means with no additional compensation paid for those services.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission, will be sent without charge to any stockholder upon written request addressed to USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676. The Annual Report on Form 10-K may also be accessed at the Securities and Exchange Commission website www.sec.gov or our website www.usg.com.

The Board does not know of any matter to be presented for action at the annual meeting other than the matters identified in this proxy statement. If any other matter is properly presented for action, the individuals named in the proxy solicited by the Board intend to vote on such matter in accordance with their best judgment on behalf of the stockholders they represent.

DEADLINE FOR STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the proxy statement for our next regularly scheduled annual meeting in May 2013 must be received by us no later than November 29, 2012. Any stockholder proposal must comply with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission. Under our By-laws, stockholder proposals not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled annual meeting of stockholders in May 2013, including nominations for election of director(s) other than the Board’s nominees, must be received no earlier than December 29, 2012 nor later than January 28, 2013 and must comply with the procedures outlined in our By-laws. The By-laws are accessible on our website www.usg.com. A copy of the By-laws also is available upon written request to USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676.

By order of the Board of Directors,

ELLIS A. REGENBOGEN

Vice President, Associate General Counsel

and Corporate Secretary

March 29, 2012

Annex A

USG Corporation

Audit Committee Pre-Approval Policy

The Audit Committee has adopted the following guidelines regarding the engagement of an independent registered public accounting firm, or independent auditor, to perform audit and non-audit services for USG Corporation (the “Corporation”).

STATEMENT OF PRINCIPLES

In accordance with Sections 201(a) and 202 of the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approves all audit and non-audit services performed by the independent auditors. The Audit Committee will periodically review and authorize policies and procedures, including pre-approval policies and procedures, for the Corporation to follow in engaging the independent auditors to provide services to the Corporation.

When the Corporation seeks to engage the independent auditors to provide services not pre-approved in the annual authorization, specific pre-approval of such services must be made by the Audit Committee or its Chair. Any pre-approval by the Chair must be presented to the Audit Committee at its next regularly scheduled meeting. The independent auditors are not authorized to provide any services that are prohibited by United States Securities and Exchange Commission (the “SEC”) regulation, or any other applicable law or regulation. Additionally, the independent auditors are not allowed to provide any service to the Corporation under a contingent fee arrangement.

AUDIT SERVICES

At its March meeting, the Audit Committee will review and approve the independent auditors’ plan for the year outlining the scope of audit services (including statutory audit engagements as required under local country laws) to be performed for the year, the proposed fees and the related engagement letter. During the remainder of the year, the Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, the Corporation’s structure or other matters.

Audit services include the annual audits of the Corporation’s internal controls and consolidated financial statements and quarterly reviews of the Corporation’s consolidated financial statements, all in accordance with generally accepted auditing standards. Audit services also include statutory audits of the Corporation’s subsidiaries as required by local country laws.

Audit services also may include services related to the issuance of comfort letters, consents, the review of registration statements filed with the SEC, and the review of, or consultation related to, non-ordinary transactions that may arise during the year. These other audit services may be approved from-time-to-time by the Audit Committee in the same manner as the pre-approval of non-audit services described below.

NON-AUDIT SERVICES

In cases where management believes that the Corporation’s independent auditors should be used for non-audit services, management will submit to the Audit Committee for approval annually at its November meeting, a detailed list of particular non-audit services that it recommends the Audit Committee engage the independent auditors to provide during the following calendar year, as well as detailed backup documentation to the extent necessary to inform the Audit Committee of each of the specific services proposed to be provided. Management and the independent auditors will each confirm to the Audit Committee that each non-audit service on the list is permissible under applicable legal requirements, including the SEC’s rules regarding auditor independence. In addition to the list of planned non-audit services, a related budget for expenditures for each non-audit service for the following calendar year will be provided. The budget for non-audit services will reflect the Corporation’s policy that fees for non-audit work related to tax planning and other services generally should not exceed the fees for audit, audit-related and tax compliance services.

The Audit Committee will evaluate the non-audit services recommended by management and assess whether the provision of such services is consistent with appropriate principles of auditor independence and such other factors that the Audit Committee considers relevant, including the principles that (1) the auditor cannot function in the role of management, (2) the auditor cannot audit his or her own work and (3) the auditor cannot serve in an advocacy role for the Corporation. Based on such evaluation, the Audit Committee will determine whether to approve each non-audit service and the budget for each approved service.

Management is responsible for monitoring the non-audit services provided and the level of related fees against the pre-approval authorization, and will report each actual service provided and a comparison of actual versus pre-approved fees for such service to the Audit Committee on a periodic basis and no less frequently than annually. The independent auditor also will monitor its actual services and fees against the pre-approval authorization and advise management if it is reasonably likely that the level of pre-approved fees for any particular service may need to be exceeded or if it believes that a requested service is not consistent with the pre-approval authorization of the Audit Committee. Any reasonably likely budget overrun, as well as any unresolved question regarding whether a requested service has been pre-approved, shall be reported to the Audit Committee, or its Chair, as promptly as is appropriate under the circumstances, and in any event, no later than the next regularly scheduled Audit Committee meeting.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved non-audit services and related fees. The Chair will report to the Audit Committee at its next meeting any approval so given.

Non-audit services include the following:

Audit-Related Services — These include assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditors. Audit-related services may include, among other things, assistance related to the internal control reporting requirements prescribed under Section 404 of the Sarbanes-Oxley Act of 2002, due diligence related to acquisitions, joint ventures and dispositions, attest services that are not required by statute and consultations concerning financial accounting and reporting matters not related to the current-year audit.

Tax Services — Tax services may include, but are not limited to, services such as international tax compliance services, property tax services, expatriate tax services, domestic and international tax planning and tax advice related to acquisitions, joint ventures and dispositions. The Audit Committee will normally not permit the retention of the independent auditors in connection with a transaction initially recommended by the independent auditors, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

Other Services — The Audit Committee also may grant pre-approval to other permissible non-audit services in situations that it considers appropriate.

PROHIBITED NON-AUDIT SERVICES

Non-audit service categories that are prohibited, including those listed under Section 201 of the Sarbanes-Oxley Act of 2002 and Rule 2-01(c)(4) of Regulation S-X and further defined in the regulations, are identified below:

1. Bookkeeping or Other Services Related to the Corporation’s Accounting Records or Financial Statements

2. Financial Information Systems Design and Implementation

3. Appraisal or Valuation Services, Fairness Opinion or Contribution-in-Kind Reports

4. Actuarial Services

5. Internal Audit Outsourcing Services

6. Managerial Functions

7. Human Resources

8. Broker-Dealer, Investment Advisor or Investment Banking Services

9. Legal Services

10. Expert Services

11. Services related to marketing, planning or opining in favor of the tax treatment of a confidential or “aggressive” transaction, including listed transactions

12. Tax services to certain members of management who serve in financial reporting oversight roles at the audit client or to the immediate family members of such individuals

The foregoing list is subject to the SEC’s rules and relevant interpretive guidance concerning the precise definitions of these services and the potential applicability of exceptions to certain of the prohibitions.

USG CORPORATION 550 WEST ADAMS STREET CHICAGO, IL 60661

                                     ANNUAL MEETING ADMISSION TICKET

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 8, 2012. Have your proxy form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy forms and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 8, 2012. Have your proxy form in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M41165-P20931	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY FORM IS VALID ONLY WHEN SIGNED AND DATED.

USG CORPORATION						For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all the nominees listed. 1. Election of Directors						All ☐	All ☐	Except ☐
Nominees:
01)	Jose Armario
02)	W. Douglas Ford
03)	William H. Hernandez
The Board of Directors recommends you vote FOR proposal 2.									For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2012.									☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)			Date

Annual Meeting of Stockholders

of USG Corporation

May 9, 2012, 9:00 a.m., Central Time

550 West Adams Street

Chicago, Illinois 60661

You must present this ticket (top portion only) to a USG representative to be admitted to the USG Corporation Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders and Proxy Statement, Annual Report on Form 10-K and Letter

to Shareholders are available at www.proxyvote.com.

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M41166-P20931

PROXY - USG CORPORATION

This proxy is solicited on behalf of the Board of Directors

of USG Corporation for its Annual Meeting of Stockholders

on May 9, 2012

The undersigned hereby appoints James S. Metcalf and Ellis A. Regenbogen, and each or either of them, proxies, with power of substitution and with powers the undersigned would possess, if personally present, to vote all stock of the undersigned in USG Corporation at the annual meeting of stockholders of USG Corporation to be held at 550 West Adams Street, Chicago, Illinois on May 9, 2012, and at any adjournment or postponement thereof, on the matters shown on the reverse side and as set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holder on all other matters properly coming before the meeting. If no direction is given, this proxy will be voted FOR the election of the Board’s nominees for director and FOR ratification of the appointment of Deloitte & Touche LLP as USG Corporation’s independent registered public accountants for 2012, except for any shares the undersigned holds in the USG Corporation Investment Plan, which will be voted according to the rules of that plan.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY FORM PROMPTLY USING THE ENCLOSED  ENVELOPE, EXCEPT IF

YOU VOTE BY TELEPHONE OR INTERNET.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side